Exhibit 2.1

MASTER SALE AND PURCHASE AGREEMENT

of October 11, 2006

between

Dover Technologies International, Inc.

17542 E. 17th Street, Suite 470

Tustin, CA 92780 (United States of America)

(“Dover” or a “Party”, as the case may be)

and

Kulicke and Soffa Industries Inc.

1005 Virginia Drive

Fort Washington, PA 19034 (United States of America)

(“Kulicke” or a “Party”, as the case may be, and together with Dover, the “Parties”)

regarding

the sale and purchase of Alphasem Holding Ltd. Liab. Co., Berg (Switzerland) and Alphasem Corporation, Chandler / Arizona (United States of America) as well as the respective businesses of each of Alphasem Asia Pte. Ltd., Singapore, and its wholly-owned subsidiary Alphasem (Suzhou) Co. Ltd., Suzhou (People’s Republic of China)

TABLE OF CONTENTS

1.	Sale and purchase of shares			2

	1.1.	Objects of sale and purchase		2

		1.1.1.	Sold Companies	2

		1.1.2.	Alphasem Asia Business and Alphasem Suzhou Business	3

		1.1.3.	Alphasem South East Asia SDN. BHD., Penang (Malaysia)	5

	1.2.	Designated buyers		5

	1.3.	Local agreements		6

		1.3.1.	Execution and delivery	6

		1.3.2.	Conflict with this Agreement	6

		1.3.3.	Claims under local agreements	6

2.	Purchase price and payment			7

	2.1.	Purchase price		7

	2.2.	Purchase price allocation		8

	2.3.	Purchase price adjustment		8

		2.3.1.	Purchase price adjustment statement	8

		2.3.2.	Estimation of Net Financial Debt as per the Closing Date	8

		2.3.3.	Estimation of Working Capital as per the Closing Date	9

		2.3.4.	Post-Closing review and confirmation of Purchase Price Adjustment Statement and determination of final purchase price	9

		2.3.5.	Foreign currencies	11

3.	Conditions precedent to closing			11

	3.1.	Conditions precedent		11

	3.2.	Waiver of conditions precedent not satisfied		13

	3.3.	Conditions precedent not satisfied or waived		13

4.	Closing			14

	4.1.	Date and place of closing		14

	4.2.	Closing actions and deliveries of Dover		14

	4.3.	Closing actions and deliveries of Kulicke		16

	4.4.	Closing minutes		16

5.	Covenants between signing and closing			17

	5.1.	In general		17

	5.2.	Access to the Alphasem Group Companies and the Asset Selling Affiliates		17

	5.3.	Conduct of the Alphasem Business		18

	5.4.	Intra-group and transitional arrangements		20

		5.4.1.	Guarantees and parent support letters	20

		5.4.2.	Employee share option and participation plans	20

II

		5.4.3.	Dover’s health and welfare plans	20

		5.4.4.	Cash-pooling arrangements	20

		5.4.5.	Further intra-group and transitional arrangements	20

		5.4.6.	Settlement of inter-group accounts	21

	5.5.	With respect to the Transferred Contracts		21

6.	Post-closing covenants			22

	6.1.	No recourse against directors and executive officers; extraordinary general shareholders’ meetings		22

		6.1.1.	No recourse against directors and executive officers	22

		6.1.2.	Extraordinary general shareholders’ meetings	22

	6.2.	Trade names		23

		6.2.1.	Ownership	23

		6.2.2.	Limited use	23

	6.3.	Insurance		23

		6.3.1.	Responsibility to maintain insurance	23

		6.3.2.	Pre-closing events	24

	6.4.	Stock option and long-term cash award or similar benefit program		24

	6.5.	Further assurance		25

7.	Representations and warranties			25

	7.1.	Representations and warranties of Dover		25

		7.1.1.	Capacity and authority of Dover and the Selling Affiliates; no violation	25

		7.1.2.	Corporate existence and capital structure	26

		7.1.3.	Ownership	28

		7.1.4.	Financial statements	29

		7.1.5.	Title to and sufficiency of assets	32

		7.1.6.	Accounts receivable	33

		7.1.7.	Real property	33

		7.1.8.	Tax matters	34

		7.1.9.	Material Adverse Effect	34

		7.1.10.	Material contracts	35

		7.1.11.	Employment and pension fund matters	36

		7.1.12.	Intellectual property rights	37

		7.1.13.	Litigation	38

		7.1.14.	Compliance with laws and regulations	39

		7.1.15.	Environmental matters, health and safety	39

		7.1.16.	Product warranty and product liability	40

		7.1.17.	Insurance	40

		7.1.18.	Licenses and permits	41

III

		7.1.19.	IT assets	41

		7.1.20.	Related party transactions; no claims by Dover or its Affiliates	41

		7.1.21.	Indemnification liabilities	42

		7.1.22.	Internal control over financial reporting	42

		7.1.23.	Accuracy of information	42

		7.1.24.	Contracts outside of the ordinary course of business and not at arm's length dealings	43

	7.2.	Representations and warranties of Kulicke		43

		7.2.1.	Corporate existence, capacity and authority	43

		7.2.2.	No violation	43

		7.2.3.	Investment intent	44

		7.2.4.	Designated Buyers	44

	7.3.	No other representations and warranties		44

8.	Remedies in case of misrepresentation or breach of warranty			45

	8.1.	Remedies and time limitations exclusive		45

	8.2.	Remedies		45

	8.3.	Term of representations and warranties		46

	8.4.	Notice of breach		47

	8.5.	Limitations		48

		8.5.1.	Disclosed information	48

		8.5.2.	Financial benefits, etc.	48

		8.5.3.	De minimis, threshold and cap	49

		8.5.4.	Exceptions from limitations	49

	8.6.	Third party claims		50

		8.6.1.	Notice	50

		8.6.2.	Defence	50

	8.7.	Remedies of Dover		51

9.	Certain indemnities			52

	9.1.	In general		52

	9.2.	With respect to the sale of DEK International Ltd. liab. Co		52

	9.3.	With respect to the conversion of Alphasem Ltd. into a limited liability company (Gesellschaft mit beschränkter Haftung)		53

	9.4.	With respect to the Penang representation office		53

	9.5.	With respect to taxes relating to offshore income		53

	9.6.	Obligation to cooperate and to support		53

	9.7.	Berg environmental issues		54

	9.8.	Limitations		55

	9.9.	Indemnification obligations of successors		55

IV

10.	Certain guarantees with respect to inventory and accounts receivable			55

	10.1.	Inventory		55

	10.2.	Accounts receivable		56

	10.3.	Utilization of unused reserves		57

	10.4.	Limitations and obligations of successors		57

11.	Miscellaneous			58

	11.1.	Non-compete obligation		58

	11.2.	Confidentiality and announcements		58

	11.3.	Assignment		59

	11.4.	Entire agreement, amendments		59

		11.4.1.	Entire agreement	59

		11.4.2.	Schedules	59

		11.4.3.	Amendments	59

	11.5.	No waiver		60

	11.6.	Notices		60

	11.7.	Costs, expenses and taxes		61

	11.8.	Severability		61

	11.9.	Counterparts		62

12.	Governing law and arbitration			62

	12.1.	Governing law		62

	12.2.	Arbitration		62

V

TABLE OF SCHEDULES

Schedule No.	Description

Schedule (B)	List of Alphasem Holding Subsidiaries and representation offices

Schedule (K)	Defined Terms

Schedule 1.1.2(a)(i)	Alphasem Asia Assets

Schedule 1.1.2(a)(ii)	Alphasem Asia Liabilities

Schedule 1.1.2(b)(i)	Alphasem Suzhou Assets

Schedule 1.1.2(b)(ii)	Alphasem Suzhou Liabilities

Schedule 1.1.2(c)	Transferred Contracts

Schedule 1.3.1	Local Agreements

Schedule 2.1	Calculation of the Working Capital

Schedule 2.2	Purchase price allocation

Schedule 4.2(d)	List of individuals to resign

Schedule 7.1.2(b)	Articles of association and extracts from the commercial registers of each Alphasem Group Company

Schedule 7.1.2(c)	Organizational chart of the Alphasem Group Companies

Schedule 7.1.3(c)	Exceptions to winding up, insolvency

Schedule 7.1.4(a)	Swiss Financial Statements

Schedule 7.1.4(b)	Foreign Financial Statements

Schedule 7.1.4(c)	Consolidated Financial Statements

Schedule 7.1.4(d)	List of conditional and contingent liabilities

Schedule 7.1.6	Aged schedules of accounts receivable

Schedule 7.1.7	List of Alphasem Real Property

Schedule 7.1.8	Tax matters

Schedule 7.1.9	Exceptions to ordinary course of business conduct

Schedule 7.1.10	Material Contracts

Schedule 7.1.11(a)	List of employment contracts

Schedule 7.1.11(b)	Employee Pension Plans

Schedule 7.1.12(a)	List of patents and trademarks / Notices regarding infringement of any Intellectual Property Rights

Schedule 7.1.13	Litigation

Schedule 7.1.15	Environmental matters

VI

Schedule 7.1.16	Aggregate annual costs of performing product warranty obligations

Schedule 7.1.17	Outstanding insurance claims

Schedule 7.1.19	IT Assets

Schedule 7.1.18	Licenses and permits

Schedule 7.1.20	Related party transactions

Schedule 7.1.24	Contracts outside of the ordinary course of business and not at arm’s length dealings

Schedule 9.2	DEK-Rulings

VII

Introduction:

(A) WHEREAS, Dover Luxembourg Finance Sàrl, having its registered domicile at 123, Avenue de la Faiencerie, L-1511 Luxembourg (Principality of Luxembourg) (“Dover Luxembourg”) and Dover (Switzerland) Holding LLC, having its registered domicile at Aergarastrasse 12, 1734 Tentlingen (Switzerland) (“Dover Switzerland”) own all of the issued and outstanding share capital (Stammkapital) of Alphasem Holding Ltd. Liab. Co., having its registered domicile at Andhausen 52, 8572 Berg (Switzerland) (“Alphasem Holding”);

(B) WHEREAS, Alphasem Holding beneficially owns all of the issued and outstanding share capital (Aktienkapital) of the companies listed and maintains the representation offices set forth in Schedule (B) (all such companies together, the “Alphasem Holding Subsidiaries” and together with the Sold Companies (as defined below), the “Alphasem Group Companies” and any such company, a “Alphasem Group Company”);

(C) WHEREAS, Dover Global Holdings Inc., a Delaware (United States of America) corporation, having its principle place of business at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803 (United States of America) (“Dover Global” and together with Dover Luxembourg and Dover Switzerland, the “Share Selling Affiliates”), owns all of the issued and outstanding capital stock of Alphasem Corporation, a Arizona corporation, having its principal place of business at 150 E Alamo Drive, Suite 7, Chandler, AZ 855255 (United States of America) (“Alphasem Corp.” and together with Alphasem Holding, the “Sold Companies”);

(D) WHEREAS, Alphasem Asia Pte. Ltd., having its registered domicile at 37 Tannery Lane # 05-10, Tannery House, Singapore 34770 (“Alphasem Asia”), owns all of the issued and outstanding share capital of Alphasem (Suzhou) Co. Ltd., having its registered domicile at Block 44, Dongjing Industrial Workshop, SIP Suzhou 215123, Jiangsu, (People’s Republic of China) (“Alphasem Suzhou” and together with Alphasem Asia, the “Asset Selling Affiliates” and together with the Share Selling Affiliates, the “Selling Affiliates”);

(E) WHEREAS, Alphasem Asia and Alphasem Suzhou are engaged in the research and development, design, manufacture, assembly, production, marketing, distribution, sale and repair of die attach and related equipment;

(F) WHEREAS, the Alphasem Group Companies are engaged in the research and development, design, manufacture, assembly, production, marketing, distribution, sale and repair of die attach and related equipment (such business together with the Alphasem Asia Business (as defined below) and the Alphasem Suzhou Business (as defined below), the “Alphasem Business”);

(G) WHEREAS, Kulicke, directly or through a Designated Buyer, desires to purchase the Sold Companies from the Share Selling Affiliates;

(H) WHEREAS, Kulicke, directly or through a Designated Buyer, desires to purchase or, as relevant, assume from the Asset Selling Affiliates certain assets and liabilities belonging to their respective businesses, and further whereas, any and all contracts relating to such assets and liabilities and any and all employees of the Asset Selling Affiliates shall be transferred to Kulicke (the relevant assets, liabilities, contracts and employees collectively, the “Alphasem Asia Business” and the “Alphasem Suzhou Business”, respectively);

(I) WHEREAS, Dover desires to cause the Share Selling Affiliates to sell the Sold Companies and the Asset Selling Affiliates to sell and, as the case may be, assign the certain assets and liabilities belonging to the Alphasem Asia Business and the Alphasem Suzhou Business, respectively, to Kulicke or, as the case may be, a Designated Buyer, and further whereas, Dover desires to cause the Asset Selling Affiliates to transfer all contracts relating to such assets and liabilities and all of the Asset Selling Affiliates’ employees to Kulicke;

(J) WHEREAS, everything set forth in preambles (G) – (I) is subject to the terms and conditions set forth in this master sale and purchase agreement (the “Agreement”); and

(K) WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them as set forth in Schedule (K).

Based on the foregoing, the Parties agree as follows:

1.	SALE AND PURCHASE OF SHARES

1.1.	Objects of sale and purchase

In accordance with the terms and subject to the conditions of this Agreement:

1.1.1.	Sold Companies

(a)	Dover shall cause Dover Luxembourg to sell and to assign to Kulicke, and Kulicke hereby agrees to purchase from Dover Luxembourg, its one share (Stammeinlage) of Alphasem Holding in the nominal amount of CHF 100,000 (the “Dover Luxembourg Alphasem Holding Share”);

(b)	Dover shall cause Dover Switzerland to sell and to assign to Kulicke, and Kulicke hereby agrees to purchase from Dover Switzerland, its one share (Stammeinlage) of Alphasem Holding in the nominal amount of CHF 27,000 (the “Dover Switzerland Alphasem Holding Share” and together with the Dover Luxembourg Alphasem Holding Share, the “Alphasem Holding Shares”); and

(c)	Dover shall cause Dover Global to sell and transfer to Kulicke, and Kulicke shall purchase and accept from Dover Global all of the issued and outstanding capital stock of Alphasem Corp., namely 100,000 common shares with no par value (all such shares together, the “Alphasem Corp. Shares” and together with the Alphasem Holding Shares, the “Shares”).

1.1.2.	Alphasem Asia Business and Alphasem Suzhou Business

(a)	Alphasem Asia assets and liabilities

(i)	Dover shall cause Alphasem Asia to sell and transfer to Kulicke, and Kulicke shall purchase and accept from Alphasem Asia, all rights, title and interest in and to all of the assets comprising the Alphasem Asia Business as set forth in Schedule 1.1.2(a)(i) (all such assets together, the “Alphasem Asia Assets”). Notwithstanding the forgoing, Dover shall not cause Alphasem Asia to sell or transfer to Kulicke, and Kulicke shall not purchase or acquire from Alphasem Asia, any of the Excluded Assets.

(ii)	Kulicke shall assume and agree to pay, perform and discharge, as and when due, all of the liabilities relating to the Alphasem Asia Assets or otherwise related to the Alphasem Asia Business and as set forth in Schedule 1.1.2(a)(ii) (all such liabilities together, the “Alphasem Asia Liabilities”). Notwithstanding the foregoing, Kulicke shall not be deemed to have assumed any of the Excluded Liabilities.

(b)	Alphasem Suzhou assets and liabilities

(i)	Dover shall cause Alphasem Suzhou to sell and transfer to Kulicke, and Kulicke shall purchase and accept from Alphasem Suzhou, all rights, title and interest in and to all of the assets comprising the Alphasem Suzhou Business as set forth in Schedule 1.1.2(b)(i) (all such assets together, the “Alphasem Suzhou Assets”). Notwithstanding the forgoing, Dover shall not cause Alphasem Suzhou to sell or transfer to Kulicke, and Kulicke shall not purchase or acquire from Alphasem Suzhou, any of the Excluded Assets.

(ii)	Kulicke shall assume and agree to pay, perform and discharge, as and when due, all of the liabilities relating to the Alphasem Suzhou Assets or otherwise related to the Alphasem Suzhou Business as set forth in Schedule 1.1.2(b)(ii) (all such liabilities together, the “Alphasem Suzhou Liabilities”). Notwithstanding the foregoing, Kulicke shall not be deemed to have assumed any of the Excluded Liabilities.

(c)	Transferred contracts

(i)	Dover shall cause the Asset Selling Affiliates to transfer and assign to Kulicke, and Kulicke shall accept and assume such transfer or, as the case may be, assignment from Alphasem Asia and Alphasem Suzhou, all contracts which relate to the Alphasem Asia Assets or the Alphasem Suzhou Assets or the Alphasem Asia Liabilities or the Alphasem Suzhou Liabilities as set forth in Schedule 1.1.2(c) (all such contracts together, the “Transferred Contracts”), with the exception of the contracts related to the Excluded Assets or the Excluded Liabilities.

(ii)	The procedure of notifying the counterparties of the Transferred Contracts about the transfer and the procedure that shall apply if any counterparty to a Transferred Contract objects to the transfer, is set forth in Section 5.5 below. In addition, Section 5.5 below sets forth certain employee matters with respect to the Asset Selling Affiliates.

(d)	Non-assignable assets and non-assumable liabilities

Notwithstanding anything to the contrary in this Agreement, to the extent that any Alphasem Asia Asset or Alphasem Suzhou Asset for which transfer or assignment to Kulicke is provided under this Agreement, is not transferable or assignable without the consent of a Third Party (any such asset, a “Non-Assignable Asset”), there shall be no assignment or transfer, as relevant, of such Non-Assignable Asset under this Agreement, if such assignment or transfer, as relevant, would constitute a breach of the underlying legal relationship. In such event, the Parties shall use commercially reasonable efforts to obtain the consent of such third party to the assignment or transfer, as relevant, of the relevant Non-Assignable Asset to Kulicke. If any such consent cannot or is not feasible to be obtained, then the Parties shall cooperate in any reasonable arrangement designed to provide Kulicke with the benefits intended to be assigned to Kulicke under such Non-Assignable Asset and to provide for the payment, performance and discharge by Kulicke of the liabilities arising from or relating to such Non-Assignable Asset.

The procedure set forth in the preceding paragraph shall apply mutatis mutandis to any Alphasem Asia Liabilities or Alphasem Suzhou Liabilities, for which assumption by Kulicke is provided under this Agreement, but which is not assumable without the consent of a Third Party.

1.1.3.	Alphasem South East Asia SDN. BHD., Penang (Malaysia)

The Parties are aware of the company limited by shares Alphasem South East Asia SDN. BHD., which has been newly established on September 21, 2006 and which has its registered domicile at Room 602, 6th Floor, No. 22 Pitt Street in 10200 Penang (Malaysia) (“Alphasem Malaysia”). Dover confirms that (a) the shareholders of Alphasem Malaysia are Messrs. Claus Lichtenberg, Wolfgang Fischer, Lim Soon Cheng and Khong Siew Yein, who each hold one (1) ordinary share of Alphasem Malaysia, having a par value of RM 1 (in words: one Malaysia Ringgit), and (b) Alphasem Malaysia is an empty shell company that is not in possession of any assets or liabilities of, or a party to any agreement related to, the Alphasem Business. Based on this, the Parties agree that Alphasem Malaysia shall not be a part of the Alphasem Business and that, therefore, Alphasem Malaysia shall not be sold to Kulicke, but rather liquidated and dissolved as soon as reasonably practicable after the date hereof.

1.2.	Designated buyers

Five (5) Business Days prior to the Closing Date, Kulicke may with written notice to Dover assign its rights and obligations, in whole or in part, under this Agreement to one or more of its wholly-owned Affiliates or may designate one or more of its wholly-owned Affiliates (each such entity, a “Designated Buyer”) for the purpose of carrying out the transactions contemplated by this Agreement and/or any Local Agreement.

Subject to Section 1.3.3 below, Kulicke hereby acknowledges that neither Dover nor any of its Affiliates shall have any liability vis-à-vis a Designated Buyer (if any) in respect of any deliveries made by Dover to Kulicke as part of the Closing under this Agreement.

1.3.	Local agreements

1.3.1.	Execution and delivery

The Parties acknowledge that the implementation of the transactions contemplated by Section 1.1 above will require the execution and delivery, prior to or at the Closing, of certain ancillary agreements, notarial deeds or, as the case may be, other instruments conforming to the requirements of applicable local laws (any such ancillary agreement, notarial deed or other instrument, a “Local Agreement”). Schedule 1.3.1 contains the draft Local Agreements relating to the sale of the Shares as well as the Alphasem Asia Business and the Alphasem Suzhou Business. The Parties shall negotiate in good faith the final provisions of any such Local Agreement under the fundamental principle that the operative provisions governing the transactions contemplated by Section 1.1 above, which are contained in this Agreement, shall to the maximum extent practicable also be applicable to any Local Agreement so as to avoid confusion regarding the terms of such transactions.

1.3.2.	Conflict with this Agreement

To the extent the provisions of this Agreement are inconsistent with or additional to the provisions of any Local Agreement, the provisions of this Agreement shall prevail, subject to being compliant with any applicable local law in the relevant jurisdiction.

1.3.3.	Claims under local agreements

(a)	By Dover

Dover shall be jointly and severally liable for all obligations of any Selling Affiliate under any Local Agreement, and Dover shall be the joint and several beneficiary of each and any obligation of Kulicke or any Designated Buyer, as the case may be, towards the Selling Affiliates under any Local Agreement, and Dover will have its own separate and independent right to demand performance by Kulicke or any Designated Buyer, as the case may be, of those obligations. Dover shall not, and Dover shall cause the Selling Affiliates not to, bring any claim against Kulicke or any Designated Buyer, as the case may be, in respect of or based upon any Local Agreement, except to the extent necessary to implement any purchase and transfer or assignment of the Shares or any transfer and assignment of the Alphasem Asia Business or the Alphasem Suzhou Business in a manner consistent with the provisions of this Agreement. The foregoing shall not limit any rights or remedies of Dover contained in this Agreement.

(b)	By Kulicke

Kulicke shall be jointly and severally liable for all obligations of any Designated Buyer under any Local Agreement, and Kulicke shall be the joint and several beneficiary of each and any obligation of any Selling Affiliate towards Kulicke or any Designated Buyer, as the case may be, under any Local Agreement, and Kulicke will have its own separate and independent right to demand performance by any Selling Affiliate of those obligations. Kulicke shall not, and Kulicke shall cause any Designated Buyer, as the case may be, not to, bring any claim against Dover or any Selling Affiliate in respect of or based upon any Local Agreement, except to the extent necessary to implement any purchase and assignment of the Shares or any transfer and assignment of the Alphasem Asia Business or the Alphasem Suzhou Business in a manner consistent with the provisions of this Agreement. The foregoing shall not limit any rights or remedies of Kulicke contained in this Agreement.

2.	PURCHASE PRICE AND PAYMENT

2.1.	Purchase price

The total consideration for the Shares and the Alphasem Asia Business as well as the Alphasem Suzhou Business purchased in accordance with Section 1.1 above, amounts to USD 30,000,000 (in words: thirty million United States Dollars) (the “Purchase Price”) and shall be payable against delivery of the Shares and/or certain other documents as described in Section 4.2 of this Agreement.

The Purchase Price is based on the assumption that the Alphasem Group Companies and the Alphasem Asia Business and the Alphasem Suzhou Business (the assumption with respect to such businesses, for the avoidance of doubt, being subject to any Alphasem Asia Liability and/or Alphasem Suzhou Liability), on the Closing Date and on a combined basis, will have no Net Financial Debt. The Purchase Price is further based on the assumption that the aggregate amount of (i) receivables arising out of ordinary trading and service activities plus (ii) inventories less (iii) payables arising from ordinary trading and service activities (such aggregate amount, the “Working Capital”) will be USD 21,492,393 (in words: twenty-one million four hundred ninety-two thousand three hundred and ninty-three United States Dollars) on the Closing Date (the “Required Working Capital”). The Parties agree that the Working Capital shall be calculated as set forth in Schedule 2.1.

2.2.	Purchase price allocation

The Purchase Price shall be allocated among the Alphasem Holding Shares and the Alphasem Corp. Shares as well as the Alphasem Asia Business and the Alphasem Suzhou Business for all purposes (including all Tax and accounting purposes) based upon fair market values and as agreed upon by the Parties as set forth in Schedule 2.2. Dover shall have the right to request that the Purchase Price (as such price might be adjusted in accordance with Section 2.3 below) is paid by Kulicke on the Closing Date directly to those entities receiving a portion of the Purchase Price pursuant to the allocation provided for in Schedule 2.2.

2.3.	Purchase price adjustment

2.3.1.	Purchase price adjustment statement

Not later than five (5) Business Days before the Closing Date, Dover shall prepare and deliver to Kulicke a statement (the “Purchase Price Adjustment Statement”) setting forth Dover’s calculation pursuant to this Section 2.3 of (i) the estimated Net Financial Debt as per the Closing Date, (ii) the estimated Working Capital as per the Closing Date and (iii) the Adjusted Purchase Price.

2.3.2.	Estimation of Net Financial Debt as per the Closing Date

(a)	The Purchase Price Adjustment Statement shall state the estimated Net Financial Debt as per the Closing Date which estimate shall be made in good faith based on the information available at the time the estimation of the Net Financial Debt is made.

(b)	The Purchase Price will be adjusted USD for USD (i) upwards by the amount of the Net Financial Debt set forth in the Purchase Price Adjustment Statement in the event such amount is negative (net cash), and (ii) downward by the amount of the Net Financial Debt set forth in the Purchase Price Adjustment Statement in the event such amount is positive (net debt).

2.3.3.	Estimation of Working Capital as per the Closing Date

(a)	The Purchase Price Adjustment Statement shall state the estimated Working Capital as per the Closing Date which estimate shall be made in good faith based on the information available at the time the estimation of the Working Capital is made.

(b)	If the estimated Working Capital as contained in the Purchase Price Adjustment Statement is less than the Required Working Capital, then the Purchase Price shall be reduced by an amount equal to such shortfall, and if the estimated Working Capital as contained in the Purchase Price Adjustment Statement is higher than the Required Working Capital, then the Purchase Price shall be increased by an amount equal to such excess. The Purchase Price which has been adjusted in accordance with this Section 2.3.3 and Section 2.3.2 above, as the case may be, shall be referred to as the “Adjusted Purchase Price”.

2.3.4.	Post-Closing review and confirmation of Purchase Price Adjustment Statement and determination of final purchase price

(a)	The calculations under the Purchase Price Adjustment Statement shall be subject to post-Closing review and confirmation by Kulicke within thirty (30) days following the Closing (whereby failure to confirm the Purchase Price Adjustment Statement or to notify Dover of any discrepancies of the Purchase Price Adjustment Statement with Kulicke’s own calculations regarding the matters set forth in the Purchase Price Adjustment Statements shall be deemed a confirmation of such statement).

(b)

If Dover disagrees with any discrepancies timely notified by Kulicke in accordance with Section 2.3.4(a), it being understood that Kulicke’s notification shall only be deemed duly made if it is accompanied by a detailed written statement on the respective discrepancies, Dover shall object within further ten (10) Business Days after having received the due notification of Kulicke, whereupon the Parties shall endeavour in good faith to resolve their dispute about the calculations under the Purchase Price Adjustment Statement. Unless Dover gives written notification of objection accompanied by a detailed written statement on the respective objections within the time period stated above, Kulicke’s calculations as duly notified to Dover in accordance with Section 2.3.4(a) above, shall become final and binding upon the Parties; provided, however, that Kulicke has – upon request of Dover – caused the Alphasem Group Companies and its Affiliates to grant to Dover or its Affiliates and their respective directors, employees and/or advisors reasonable access to all relevant books and records related to Kulicke’s calculations regarding the matters set forth in the Purchase Price Adjustment Statement, as well as to Mr. Fischer in order to discuss the matters set forth in the Purchase Price Adjustment Statement.

(c)	If the Parties are unable to resolve their dispute within further ten (10) Business Days after the due and timely notification to Kulicke by Dover, any Party may refer the final determination of the Adjusted Purchase Price to an internationally recognized accounting firm agreed by Dover and Kulicke, or, if such agreement has not occurred within further five (5) Business Days after the lapse of the preceding ten (10) Business Days period, to a person nominated directly or indirectly by the president of the Zurich Chamber of Commerce (the “Appraiser”). In so doing, the Appraiser shall act as an expert (Schiedsgutachter) as the term is defined in § 258 of the Zurich Code of Civil Procedure.

(d)	The Appraiser shall make his/her determination as soon as practicable, but no later than thirty (30) Business Days from the date of his/her appointment. Except to the extent agreed by the Parties otherwise, the Appraiser shall determine his/her own procedure, provided that the Appraiser shall comply with the requirements of due process. The determination of the Appraiser shall be final and binding, except in the event of a manifest error on the part of the Appraiser (in such case, the relevant part of the determination shall be void and the matter shall be remitted to the Appraiser for correction).

(e)	If Dover agrees with Kulicke’s calculations regarding the matters set forth in the Purchase Price Adjustment Statement as duly notified by Kulicke in accordance with Section 2.3.4(a) above, or if Kulicke or, as the case may be, Dover fails to give a due notification as set forth in Sections 2.3.4(a) and 2.3.4(b) above, respectively, or if the Parties resolve their dispute about the calculations regarding the matters set forth in the Purchase Price Adjustment Statement, or if such dispute is resolved by the Appraiser in accordance with Sections 2.3.4(c) and 2.3.4(d) above, then the respective result of the relevant determination of the Adjusted Purchase Price, shall be referred to as the “Final Purchase Price” and be considered final and binding upon the Parties.

(f)

Any deviation of the Final Purchase Price as determined through the above procedures from the relevant calculation of the Adjusted Purchase Price shall be corrected through a respective payment from Dover to Kulicke (if the difference between the Final Purchase Price and the Adjusted Purchase Price is negative) or from Kulicke to Dover (if the difference between the Final Purchase Price and the Adjusted Purchase Price is positive). Any such payment shall be made together with interest at the rate of 0% as from the Closing Date within five (5) Business Days after the determination of the Final Purchase Price has become final and binding upon the Parties as set forth in Section 2.3.4(e) above.

(g)	The fees, costs and expenses of the Appraiser shall be borne by Dover or Kulicke, as applicable, in the proportion that the aggregate amount of all such Party’s claims submitted under this Section 2.3.4 are sustained or rejected by the Appraiser. If requested by the Appraiser, Dover and Kulicke will make advance payments to the Appraiser in equal parts.

2.3.5.	Foreign currencies

For the purposes of this Section 2.3, amounts in currencies other than USD shall be converted into USD based on an exchange rate which shall be determined consistently with the historical practice of the relevant Alphasem Group Company or Asset Selling Affiliate, as the case may be, for such determination.

3.	CONDITIONS PRECEDENT TO CLOSING

3.1.	Conditions precedent

The consummation of the sale and purchase of the Shares and the transfer and assignment of the Alphasem Asia Business and the Alphasem Suzhou Business shall be subject to the following conditions precedent being satisfied, or waived in accordance with Section 3.2 below, until (and including) the Closing Date:

(a)	No judgment or order

The Closing shall not have been prohibited by a judgment or injunction or other authoritative relief or measure, and there shall be no legal action or application of any Third Party pending before any state court, arbitral tribunal or other authoritative body which is reasonably likely to be successful and which seeks to prohibit the Closing, or – if it were successful – would result in a Material Adverse Effect after the Closing.

(b)	Consents and approvals

All consents and approvals – including all approvals required under any applicable merger control laws – necessary for the execution and performance of the transactions contemplated under this Agreement shall have been obtained, and – if applicable – any waiting periods under applicable merger control laws shall have expired or been terminated by the competent authorities.

(c)	Accuracy of representations and warranties and compliance with covenants by Dover

All representations and warranties of Dover in this Agreement shall be true and accurate in all material respects as of the dates on which they are stated to be true and accurate. Dover shall in all material respects have performed and complied with all obligations, agreements, covenants and conditions of this Agreement before the Closing Date to the extent such obligations, agreements, covenants and conditions have to be performed or complied with by Dover before the Closing Date.

(d)	Accuracy of representations and warranties and compliance with covenants by Kulicke

All representations and warranties of Kulicke in this Agreement shall be true and accurate in all material respects as of the dates on which they are stated to be true and accurate. Kulicke shall in all material respects have performed and complied with all obligations, agreements, covenants and conditions of this Agreement before the Closing Date to the extent such obligations, agreements, covenants and conditions have to be performed or complied with by Kulicke before the Closing Date.

(e)	Sale of DEK International Ltd. liab. Co

DEK International Ltd. liab. Co, having its registered domicile at Hardturmstrasse 101 in 8005 Zurich (Switzerland) and being a wholly-owned subsidiary of Alphasem Holding, shall have been sold by Alphasem Holding to Dover Switzerland at book value.

(f)	Notice period relating to certain key employees

The employment agreements of Messrs. Fischer, Feuerer and Theilig shall have been amended that, subject to and effective as from the Closing until the day which is six (6) months (in the case of Messrs. Fischer and Theilig) or twelve (12) months (in the case of Mr. Feuerer) after the Closing, the notice period shall be extended from three (3) months to six (6) months (in the case of Messrs. Fischer and Theilig) and from three (3) months to twelve (12) months (in the case of Mr. Feuerer), being understood that other than as set forth in this Section 3.1(f) and other than with respect to the waiver of certain claims relating to certain share option and participation plans of Dover Corporation, the employment agreements of Messrs. Lichtenberg,

Fischer, Feuerer, Meister and Theilig shall not have been amended. In addition, none of the relevant Alphasem Group Companies shall have given notice of termination of an employment agreement referred to in this Section 3.1(f), and none of the employees referred to in this Section 3.1(f) shall have given notice of termination of his respective employment agreement.

3.2.	Waiver of conditions precedent not satisfied

If and to the extent legally permitted under applicable laws:

(a)	Dover and Kulicke shall jointly have the right to waive in writing, in whole or in part, the conditions precedent to Closing set forth in Sections 3.1(a), 3.1(b) (with respect to the latter other than with respect to any merger control approvals relating to Malta) and 3.1(e) above;

(b)	Kulicke shall have the right to waive in writing, in whole or in part, the condition precedent to Closing set forth in Section 3.1(c) above and Section 3.1(b) above (with respect to the latter with regard to any merger control approvals relating to Malta only) as well as Section 3.1(f); and

(c)	Dover shall have the right to waive in writing, in whole or in part, the condition precedent to Closing set forth in Section 3.1(d) above.

It is agreed between the Parties that in case Kulicke waives the condition precedent to Closing set forth in Section 3.1(c) above despite a material breach of any representation or warranty or a material breach of any other obligation, agreement, covenant and condition of this Agreement, such waiver does not constitute a waiver by Kulicke of the right to claim for damages or other contractual relief in accordance with this Agreement.

3.3.	Conditions precedent not satisfied or waived

(a)	If any of the conditions precedent to Closing set forth in Section 3.1 above has not been satisfied or waived in accordance with Section 3.2 above prior to or on December 29, 2006, this Agreement shall automatically terminate.

(b)	If this Agreement terminates in accordance with Section 3.3(a) above:

(i)	all provisions of this Agreement shall terminate and cease to be effective, except for this Section 3.3(b), Sections 5.2 (second and third sentence only), 11.2 – 11.9 and 12 below, which shall continue to be in effect for an indefinite period of time; and

(ii)	such termination shall be without any liability of Dover to Kulicke or vice versa, provided that such termination shall not affect the liability of any Party for the damage suffered by the other Party as a result of a breach of its obligations under this Agreement until the date on which this Agreement is terminated.

4.	CLOSING

4.1.	Date and place of closing

The actions set forth in Section 4.2 below and Section 4.3 below (the “Closing”) shall take place at the offices of Bär & Karrer, Neustadt-Passage, Baarerstrasse 8, 6300 Zug (Switzerland) at 4 p.m. (local time) on November 3, 2006 or on such other time, date and place as the Parties may agree in writing, but in any event not later than on December 29, 2006. The actual date of the Closing is referred to in this Agreement as the “Closing Date”.

4.2.	Closing actions and deliveries of Dover

At the Closing, Dover shall:

(a)	Deliver to Kulicke certificates representing the Shares and/or such share transfer instruments, Local Agreements, public deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and transfer or assignment as shall be effective to vest in Kulicke, or any Designated Buyer, as the case may be, all rights, title and interest in and to the Shares and the Alphasem Asia Assets and Liabilities as well as the Alphasem Suzhou Assets and Liabilities;

(b)	deliver to Kulicke original copies of the resolutions of the board of directors of Dover authorizing and approving this Agreement and the consummation of the transactions contemplated thereunder;

(c)	deliver to Kulicke original copies of the resolutions of the relevant corporate bodies of the Selling Affiliates authorizing and approving the Local Agreements to which they are a party and – to the extent relevant – the entry of Kulicke or, as the case may be, a Designated Buyer, into the respective share register of the Sold Companies as well as containing any other resolution necessary for the consummation of the respective transactions under the relevant Local Agreements;

(d)	deliver resignation letters of the individuals listed in Schedule 4.2(d) from their respective positions with the Alphasem Group Companies as well as Alphasem Asia and Alphasem Suzhou, as the case may be, effective as of the Closing Date;

(e)	deliver to Kulicke any appropriate agreement to facilitate the transfer of the Alphasem Asia Business and the Alphasem Suzhou Business and, in particular, an original copy of the transitional service agreement with respect to Dover’s or any of its Affiliates’ making available to Kulicke of the premises used by Alphasem Suzhou in Suzhou on the terms applicable to Alphasem Suzhou, such availability to last no longer than for three months after the Closing Date, it being understood, however, that upon the expiration of this initial term of three months, Kulicke can request the further availability of the relevant premises on a monthly basis, unless Dover gives written notice to Kulicke at least two weeks prior to the end of the initial term of three months or, as the case may be, any additional one-month extension period that the relevant premises are no longer available. Kulicke’s notice to Dover with respect to the extension of the initial term of three months or, as the case may be, any additional one-month extension period, must be received by Dover not later than one week prior to the lapse of the initial term of three months or, as the case may be, the lapse of any one-month extension period;

(f)	deliver to Kulicke an original copy of the transitional service agreement with respect to (i) the use by Kulicke of the so called Khalix accounting and reporting system for a period of sixty (60) days after Closing, and (ii) Dover’s making available to Kulicke of the premises used by Alphasem Asia in Singapore on the terms applicable to Alphasem Asia, such availability to last no longer than until the end of the relevant lease agreement which Alphasem Asia has signed with the lessor;

(g)	deliver a copy of the public deed regarding the transfer of DEK International Ltd. liab. Co; and

(h)	deliver all other documents, instruments or writings required to be delivered to Kulicke at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Kulicke reasonably requests, and to generally do everything that is helpful or necessary in order to transfer and assign the Alphasem Asia Business and the Alphasem Suzhou Business to Kulicke or any Designated Buyer, as the case may be.

4.3.	Closing actions and deliveries of Kulicke

At the Closing, Kulicke shall:

(a)	Pay, with value as of the Closing Date and for same day receipt, the Adjusted Purchase Price in USD by wire transfer of immediately available funds to one or more bank accounts designated by Dover in writing to Kulicke at the latest by the close of business (local time) on the fifth (5) Business Day prior to the Closing Date;

(b)	deliver to Dover an original copy of the resolutions of the board of directors of Kulicke and, as the case may be, any Designated Buyer authorizing and approving this Agreement and the respective Local Agreements and the consummation of the transactions contemplated hereunder and thereunder; and

(c)	deliver to Dover all other documents, instruments or writings required to be delivered to Dover at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Dover reasonably requests, and to generally do everything that is helpful or necessary in order to accept or cause the acceptance of the transfer of the Alphasem Asia Business and the Alphasem Suzhou Business as caused by Dover.

4.4.	Closing minutes

At the Closing Date, the Parties shall execute closing minutes confirming the satisfaction or waiver of the conditions precedent to Closing set forth in Section 3.1 and evidencing the occurrence of the Closing (the “Closing Minutes”). The Closing Minutes shall be prepared by Dover’s legal counsel in cooperation with Kulicke’s legal counsel reasonably prior to the Closing Date.

5.	COVENANTS BETWEEN SIGNING AND CLOSING

5.1.	In general

The Parties shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate in good faith with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. In particular and without limiting the generality of the foregoing, from the date hereof to the Closing Date, each Party shall use its commercially reasonable efforts to procure that the conditions precedent to Closing set forth in Section 3.1 will be satisfied as soon as reasonably possible and in any event on or before December 29, 2006. The Parties shall promptly inform each other of any facts or circumstances which could lead to a non-satisfaction of any condition precedent to Closing. Without limiting the generality of the foregoing, Dover shall cause Alphasem Holding to sell DEK International Ltd. liab. Co. to Dover at book value.

5.2.	Access to the Alphasem Group Companies and the Asset Selling Affiliates

To the extent legally permissible under applicable laws, Dover shall procure that Kulicke and its Affiliates will be afforded, from the date hereof to the Closing Date and upon prior written request of Kulicke, reasonable access during normal business hours to the premises, directors, officers and selected key personnel of the Alphasem Group Companies and, as relevant, the Asset Selling Affiliates, being understood that such access shall not interfere with the ability of the Alphasem Group Companies and, as relevant the Asset Selling Affiliates to effectively operate the Alphasem Business. Kulicke shall treat all information obtained as a consequence of such access as Proprietary Information (as defined in the Confidential Disclosure Agreement dated May 1, 2006 between Kulicke and Dover Corporation (the “Disclosure Agreement”)) and Kulicke shall continue to honour, and cause its Representatives (as defined in the Disclosure Agreement) to honour, its obligations thereunder. Kulicke shall not contact or initiate or engage in discussions relating to the transactions contemplated by this Agreement with any employee, customer, vender or lessor of Dover or the Alphasem Group Companies or the Asset Selling Affiliates or any of their respective Affiliates without the prior written consent of Dover in each instance.

5.3.	Conduct of the Alphasem Business

Save to the extent permitted by this Agreement, or required for the consummation of the transactions contemplated by this Agreement, Dover shall procure that from the date hereof to the Closing Date, the Alphasem Business will be operated in the ordinary course of business consistent with past practice. Save to the extent permitted by this Agreement, or required for the consummation of the transactions contemplated by this Agreement, Dover shall procure that without the prior written consent of Kulicke (which consent shall not be unreasonably withheld or delayed):

(a)	Neither any Alphasem Group Company nor the Asset Selling Affiliates shall do anything that would interfere with the consummation of the transactions contemplated by this Agreement or agree to undertake any such action;

(b)	any and all transactions among Alphasem Group Companies and/or the Asset Selling Affiliates on the one side and/or Dover and any of their Affiliates (other than the Alphasem Group Companies and/or the Asset Selling Affiliates) on the other side shall be undertaken on the basis of arm’s length terms and consistent with past practice;

(c)	no Alphasem Group Company shall make or agree to make, and Dover shall cause the Share Selling Affiliates that they do not cause the Sold Companies to make or agree to make, any declaration or setting aside or payment of any dividend or any other distribution of profits, except that any Alphasem Group Company may make or agree to make, and further except that Dover may cause the Share Selling Affiliates that they cause the Sold Companies to make or agree to make, any declaration or setting aside or payment of any dividend or any other distribution of profits to the extent legally permissible taking into account the assumption of the Parties that the Alphasem Group Companies, on the Closing Date and will have no Net Financial Debt. It is understood by the Parties that Dover shall be responsible for any withholding taxes relating to any such dividend or any other distribution of profits.

(d)	no Alphasem Group Company shall make or agree to make any direct or indirect redemption, purchase or other acquisition of any of its shares (Aktien / Stammanteile);

(e)	neither any Alphasem Group Company nor the Asset Selling Affiliates shall grant any loans, guarantees, performance bonds or anything similar thereto, incur or guarantee any indebtedness for borrowed money other than through inter-company borrowings from Dover or any Affiliate of Dover in the ordinary course of business;

(f)	neither any Alphasem Group Company nor the Asset Selling Affiliates shall grant any kind of management fee or ex gratia payments or any increase in the compensation, salaries or wages payable to any of their respective employees, except for reasonable increases in the ordinary course of business or as a result of contractual arrangements or sales compensation plans existing on the date of this Agreement. In addition, the Alphasem Group Companies or the Asset Selling Affiliates shall not amend any employment agreement with their respective employees (other than, for the avoidance of doubt, as set forth herein);

(g)	no new shares (Aktien / Stammanteile), participation certificates (Partizipationsscheine), benefit certificates (Genussscheine) or similar instruments, warrants, options or similar rights or other corporate securities of any Alphasem Group Company (whether voting or non-voting, preferred or ordinary), or any rights to acquire such new shares, will be issued to any Person;

(h)	no Alphasem Group Company shall change or agree to change its articles of association or any other organizational documents;

(i)	neither any Alphasem Group Company nor the Asset Selling Affiliates shall sell, lease or otherwise transfer or dispose of any properties or assets used primarily in its respective business, except for the sale of inventory items in the ordinary course of business and the sale of other assets with a value that does not exceed USD 50,000 (in words: fifty thousand United States Dollars);

(j)	neither any Alphasem Group Company nor the Asset Selling Affiliates shall make any investments in or payments for fixed assets in excess of USD 100,000 (in words: one hundred thousand United States Dollars). For the avoidance of doubt, the Parties agree that irrespective anything else set forth in this Agreement, the Alphasem Group Companies and, as the case may be, the Asset Selling Affiliates may continue to incur costs and/or make investments or payments in connection with the implementation of the so-called enterprise resource planning system; and

(k)	unless mandated by law or the accounting methods and principles used by any Alphasem Group Company, such company shall not make any change in the accounting methods and principles used by it.

5.4.	Intra-group and transitional arrangements

5.4.1.	Guarantees and parent support letters

Kulicke hereby acknowledges that any and all guarantees and parent support letters or similar arrangements or undertakings given or granted by Dover and/or any Affiliate of Dover in favour of any Alphasem Group Company shall be terminated by Dover and/or the relevant Affiliate of Dover effective as per Closing.

5.4.2.	Employee share option and participation plans

Kulicke hereby acknowledges that certain employees of the Alphasem Group Companies, who are at the date hereof subject to certain share option and participation plans of Dover Corporation, remain subject to such plans for a period of twelve (12) months after the Closing Date and that during such period, the relevant employees may, therefore, vest or, as the case may be, exercise options in shares of Dover Corporation, all in accordance with the provisions of the relevant share option and participation plans of Dover Corporation.

5.4.3.	Dover’s health and welfare plans

The Parties shall use their reasonable efforts to release any employees of the Alphasem Group Companies in the United States from the coverage under any health and welfare plans of Dover and/or its Affiliates (other than the Alphasem Group Companies).

5.4.4.	Cash-pooling arrangements

Prior to the Closing Date, Dover shall cause its Affiliates to terminate and, as the case may be, set-off any cash-pooling arrangements in which the Alphasem Group Companies are participating.

5.4.5.	Further intra-group and transitional arrangements

The Parties shall use their reasonable efforts to negotiate all necessary transitional agreements allowing for the transition of the Alphasem Business (including, but not limited to, IT services, personnel and infrastructure of the Alphasem Group Companies or relating to the Alphasem Asia Assets and Liabilities and the Alphasem Suzhou Assets and Liabilities) to Kulicke. These transitional agreements, if any, shall be entered into at arm’s length terms and negotiated by the Parties or, as the case may be, their respective Affiliates acting in good faith.

5.4.6.	Settlement of inter-group accounts

Dover shall cause its Affiliates to settle all inter-group accounts between Alphasem Group Companies on the one side and Dover and/or any of its Affiliates (other than the Alphasem Group Companies) on the other side.

5.5.	With respect to the Transferred Contracts

(a)	Notification of counterparties

Prior to the Closing Date, the Parties shall together notify the counterparties to the Transferred Contracts of the contemplated transfer and assignment of the Alphasem Asia Business and the Alphasem Suzhou Business, respectively. Dover shall cause the Asset Selling Affiliates to use their best efforts, to obtain – as necessary – the approval from the counterparties to the Transferred Contracts.

(b)	Objection to the transfer

In the event that any counterparty should object to the transfer of a Transferred Contract, Kulicke shall fulfil the Transferred Contract concerned as towards such counterparty in the name of the respective Asset Selling Affiliate but for the account and risk of Kulicke. If, for whatever reason, Kulicke cannot act towards such counterparty as aforementioned, Dover shall cause the relevant Asset Selling Affiliate to continue to fulfil the respective Transferred Contract as towards such counterparty and Kulicke shall provide the Asset Selling Affiliates with any services and support necessary to enable the Asset Selling Affiliates to fulfil the respective contracts. Dover shall cause the Asset Selling Affiliates to assign all their rights and obligations under such contracts to Kulicke. Kulicke shall accept such assignment of rights, and Kulicke shall accept such assumption of obligations.

(c)	Employee matters with respect to the Asset Selling Affiliates

Any and all employees of the Asset Selling Affiliates shall be transferred to Kulicke on the Closing Date. As from the Closing Date, Kulicke shall be solely responsible for any and all obligations (including severance payments, if any) vis-à-vis such employees under applicable laws and the terms of the relevant employment contracts, it being understood that Dover shall be responsible for any severance payments – to which said employees might be entitled to – exceeding what is legally mandated.

Upon Closing, Dover shall cause the Asset Selling Affiliates to use their reasonable efforts to release any employees of the Asset Selling Affiliates from the coverage under any health, welfare and similar employee benefit plans of Dover and/or its Affiliates.

6.	POST-CLOSING COVENANTS

6.1.	No recourse against directors and executive officers; extraordinary general shareholders’ meetings

6.1.1.	No recourse against directors and executive officers

From the Closing Date, Kulicke and its Affiliates shall not make any claim against any director or executive officer (or equivalent corporate body) of any Alphasem Group Company in connection with his/her acts or omissions as director or executive officer of such Alphasem Group Company during the period ending with the Closing Date, under any applicable foreign or Swiss laws and under Swiss law including, in particular but without limitation, in accordance with Article 752 et seq. CO, except for fraud or criminal or wilful misconduct on the part of such director or executive officer. Any such potential claims (whether known at the date hereof or not) are hereby unconditionally and irrevocably waived by Kulicke on its own behalf and on behalf of its Affiliates.

6.1.2.	Extraordinary general shareholders’ meetings

Kulicke undertakes, and Kulicke undertakes to cause, as relevant, any Alphasem Group Company, to hold extraordinary general shareholders’ meetings (or equivalent meetings of the relevant corporate bodies) immediately after the Closing Date, but in no event later than within thirty (30) days after such date, and to elect, as relevant, corporate officers at such meetings. Kulicke agrees to grant, and undertakes to cause, as relevant, any Alphasem Group Company to grant, complete discharge to the present directors and executive officers at such meetings.

6.2.	Trade names

6.2.1.	Ownership

Kulicke acknowledges that Dover and/or its Affiliates have the absolute and exclusive proprietary right to all names, trade names, trademarks, service names and service marks incorporating the word “Dover” or any derivation thereof and any corporate symbols or logos related thereto. Except to the extent contemplated by Section 6.2.2 below, Kulicke shall not, and shall cause its Affiliates and its and their distributors and agents not to, use the word “Dover” or any symbol or logo incorporating any such word in connection with the sale of any products or services or otherwise in the conduct of its or their businesses.

6.2.2. Limited use

Promptly and in any event within hundred and eighty (180) days after the Closing Date, Kulicke shall, and Kulicke shall cause the Alphasem Group Companies and, as the case may be, any Designated Buyer of the Alphasem Asia Business and the Alphasem Suzhou Business to remove, obliterate or cover up the name “Dover” and any derivation thereof and any corporate symbols or logos related thereto from their respective signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, business cards and other materials, and Kulicke shall not, and Kulicke shall cause the Alphasem Group Companies and, as the case may be, any Designated Buyer of the Alphasem Asia Business and the Alphasem Suzhou Business not to put into use after the Closing Date any such materials not already in existence on the Closing Date that bear any such reference. If any such materials are used by Kulicke or the Alphasem Group Companies or any Designated Buyer of the Alphasem Asia Business and the Alphasem Suzhou Business during such one hundred and eighty (180) days period, then Kulicke shall, and Kulicke shall cause the Alphasem Group Companies and, as the case may be, any Designated Buyer of the Alphasem Asia Business and the Alphasem Suzhou Business to, conspicuously note thereon that the ownership in the Alphasem Group Companies and of the Alphasem Business, respectively, has been transferred to Kulicke or, as the case may be, a Designated Buyer.

6.3.	Insurance

6.3.1.	Responsibility to maintain insurance

Except as provided in Section 6.3.2 below, neither Kulicke nor any Alphasem Group Company shall after the Closing Date have any right to make claims under insurance policies issued by Third Party insurers that have provided coverage under an umbrella insurance policy to any Alphasem Group Company as an Affiliate of Dover prior to the Closing Date, whether the incident giving rise to any such claim occurs prior to, on or after the Closing Date. As per Closing, insurance requirements of each Alphasem Group Company will be the sole responsibility of Kulicke and such Alphasem Group Company.

6.3.2.	Pre-closing events

Notwithstanding the provision of Section 6.3.1 above, to the extent any claims arise under insurance policies issued by Third-Party insurers that have provided coverage under an umbrella insurance policy to any Alphasem Group Company as an Affiliate of Dover with respect to occurrences arising prior to Closing, such Alphasem Group Company may make claims, under such policies without regard to any other provision hereof, but subject to such conditions contained in any such policies, including all reporting and notice requirements thereof. If it is necessary under the respective insurance policies, Dover shall be responsible for, and shall have the right to undertake the reporting and administrative handling of all claims under such policies. Kulicke and the relevant Alphasem Group Company shall be jointly and severally responsible for and shall pay all reasonable expenses (including costs of administration by Dover as well as fees and expenses of Third Parties attributable to the handling of such claims) relating to services for claims administration, investigation, appraisals and claim review incurred upon Closing with respect to claims under such insurance policies and shall be subject to all deductible and retention amounts. Kulicke or, as the case may be, the relevant Alphasem Group Company may give reasonable instructions to Dover regarding the administrative handling of the relevant claims and expenses to be incurred by Kulicke or, as the case may be, the relevant Alphasem Group Company, the following of such instructions not to be unreasonably denied by Dover. Neither Kulicke nor any Alphasem Group Company shall have the right to claim directly against Dover or their Affiliates for any “self-insured” program of risk management or the amount of any deductible or self-insured retention for any loss suffered by any such Alphasem Group Company after the Closing Date, regardless of the date on which the claim is made.

6.4.	Stock option and long-term cash award or similar benefit program

Dover confirms for itself and for its Affiliates, as relevant, that Dover or, as the case may be its Affiliates (other than the Alphasem Group Companies) have no outstanding claim on the date hereof and will not have any claim in the future vis-à-vis the Alphasem Group Companies which relate to any Dover Corporation stock option and long-term cash award or similar program.

6.5.	Further assurance

From time to time after the Closing Date, upon request of any Party and without any further consideration, the other Party shall execute and deliver or cause its Affiliates to execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, Dover undertakes to transfer and undertakes to cause its Affiliates to transfer to Kulicke or, as notified by Kulicke, to any Designated Buyer any monies relating to the Alphasem Business which Dover or, as relevant, its Affiliates receive from Third Parties or, as the case may be, any other Affiliate of Dover after the Closing Date and which have wrongly been paid to Dover or, as relevant, its Affiliates. Kulicke undertakes to transfer and undertakes to cause its Affiliates to transfer to Dover or, as notified by Dover, to any Affiliate of Dover any monies which Kulicke or, as relevant, its Affiliates receive from Third Parties or, as the case may be, any other Affiliate of Kulicke after the Closing Date and which have wrongly been paid to Kulicke or, as relevant, its Affiliates.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Representations and warranties of Dover

Dover hereby represents and warrants to Kulicke that each of the statements in this Section 7.1 is true and accurate in all respects, both as of the date hereof and, immediately prior to the Closing, as of the Closing Date, unless otherwise specified hereafter.

7.1.1.	Capacity and authority of Dover and the Selling Affiliates; no violation

(a)	Capacity and authority of Dover

Dover has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Dover pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. Each Selling Affiliate has all requisite corporate power to enter into the relevant Local Agreements and the other documents and instruments to be executed and delivered by it pursuant to this Agreement and/or any Local Agreement and to carry out the transactions contemplated hereby and thereby.

(b)	Authority

The execution and delivery of this Agreement, the Local Agreements and the other documents and instruments to be executed and delivered by Dover or the Selling Affiliates pursuant hereto and thereto and the consummation by Dover and/or the Selling Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all relevant corporate bodies of Dover and, as relevant, the Selling Affiliates. This Agreement constitutes, and when executed and delivered, the Local Agreements and other documents and instruments to be executed and delivered by Dover or, as relevant, the Selling Affiliates pursuant to this Agreement will constitute, valid and binding agreements of Dover or, as relevant, the Selling Affiliates, enforceable in accordance with their respective terms.

(c)	No violation

The execution of this Agreement, the Local Agreements and the other documents and instruments to be executed and delivered by Dover or the Selling Affiliates pursuant hereto and thereto does not, and the consummation of the transactions contemplated hereunder and thereunder will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation under any law or order applicable to Dover or, as relevant, the Selling Affiliates, or any provision of the constitutional or organizational documents of Dover or, as relevant, the Selling Affiliates, or any material contracts or any permits or licenses of Dover or, as relevant, the Selling Affiliates.

(d)	Save as stated in this Agreement, any Local Agreement or the other documents and instruments to be executed and delivered by Dover or the Selling Affiliates pursuant hereto and thereto, and further save any merger control and/or similar filings or notifications, the execution of this Agreement, and the consummation of the transactions contemplated hereunder, is not subject to any consent by any governmental body for which consent Dover and/or any Alphasem Group Company and/or any Selling Affiliate would be legally responsible to obtain.

7.1.2.	Corporate existence and capital structure

(a)	Each of the Alphasem Group Companies (other than any representation office) is duly and lawfully incorporated and existing under the laws under which it is organized and has the full corporate capacity and authority to own and use its assets and to conduct its business as the same is currently being conducted.

(b)	Schedule 7.1.2(b) contains a copy of the articles of association (or equivalent document) as currently in force and an up-to-date copy of the extract from the commercial register (or equivalent document) of each Alphasem Group Company (other than any representation office). The Alphasem Group Companies (other than any representation office) are not in material violation of any of their current organizational documents, and all relevant corporate actions have been duly taken in accordance with the organizational documents in force at the time such actions have effectively been taken.

(c)	Schedule 7.1.2(c) contains a true and correct organizational chart of the Alphasem Group Companies setting forth the name, jurisdiction of incorporation and ownership (including type and number of equity rights as well as characteristics of different classes of shares, if any) of each legal entity or representation office belonging to the Alphasem Group Companies. There are no further legal entities or other business organizations that are not listed in Schedule 7.1.2(c) which belong to the Alphasem Group Companies.

(d)	Schedule 7.1.2(c) sets forth true and complete information on the capital structure, type and number of equity rights, characteristics of different classes of shares (if any) and – if existent – options and pre-emptive rights on equity rights of the Alphasem Group Companies (other than statutory options and pre-emptive rights with respect to equity rights, as the case may be).

(e)	The statutory books (being understood that such term shall mean the books (Geschäftsbücher) in the meaning of Article 957 CO and provided, for the avoidance of doubt, that that such term shall exclude any minute books) and the records related thereto of Alphasem Holding as well as Alphasem LLC (formerly: Alphasem Ltd.), a Alphasem Holding Subsidiary and limited liability company (Gesellschaft mit beschränkter Haftung) having its registered domicile at Andhausen 52, 8572 Berg (Switzerland) (“Alphasem LLC”), are complete and correct and have been maintained in accordance with applicable laws, regulations and the respective organizational documents in force at the time the relevant books and records have been established. The minute books of Alphasem Holding as well as Alphasem LLC contain accurate and complete records of all meetings held and corporate actions taken by the shareholders and the board of directors, respectively, since January 21, 1999. Upon Closing, all such books and records will be in the possession of Alphasem Holding or Alphasem LLC, as the case may be.

(f)	The statutory books (being understood that such term shall mean the books (Geschäftsbücher) in the meaning of the relevant foreign equivalent to Article 957 CO and provided, for the avoidance of doubt, that that such term shall exclude any minute books) and the records related thereto of the Alphasem Group Companies (other than Alphasem Holding and Alphasem LLC) are complete and correct in all material respects. They have been maintained in accordance with applicable laws, regulations and the respective organizational documents in force at the time the relevant books and records have been established. The minute books of the Alphasem Group Companies (other than Alphasem Holding and Alphasem LLC) contain accurate and complete records in all material respects of all meetings held and corporate actions taken by the shareholders and the board of directors, respectively, since January 21, 1999. Upon Closing, all such books and records will be in the possession of the Alphasem Group Companies.

7.1.3.	Ownership

(a)	With respect to the Sold Companies

The Shares have been validly issued and are fully paid-up in compliance with applicable laws. There are no resolutions regarding the issuance of any further capital stock or other securities of any kind of any Sold Company. Other than as set forth hereunder, there are no outstanding rights, contracts, commitments, options, convertible securities or derivative instruments that could require or trigger the issuance, sale or transfer of any capital stock or other securities of any Sold Company. Each Share Selling Affiliate is the legal owner of all of the respective Shares as indicated on Schedule 7.1.2(c), free and clear of any Encumbrance (other than the statutory pre-emptive rights in favour of Dover Luxembourg and Dover Switzerland). Each Share Selling Affiliate has the right to sell all of the respective Shares as indicated on Schedule 7.1.2(c). As at the Closing Date, there are no shareholders’ or similar agreements in effect in respect of the Shares.

(b)	With respect to the shares of the Alphasem Holding Subsidiaries

All shares of the Alphasem Holding Subsidiaries have been validly issued and are fully paid-up in compliance with applicable laws. There are no resolutions regarding the issuance of any further capital stock or other securities of any kind of any Alphasem Holding Subsidiary. There are no outstanding rights, contracts, commitments, options, convertible securities or derivative instruments that could require or trigger the issuance, sale or transfer of any capital stock or other securities of any Alphasem Holding Subsidiary. Alphasem Holding is the legal and beneficial owner of the shares of the Alphasem Holding Subsidiaries, as indicated in Schedule 7.1.2(c).

(c)	Winding up, insolvency

Except as set forth in Schedule 7.1.3(c), no order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the Alphasem Business is terminated and the assets of the respective Alphasem Group Company or Asset Selling Affiliate are distributed amongst the creditors and/or shareholders and/or other contributors) of any Alphasem Group Company or Asset Selling Affiliate and there are no cases or proceedings pending with respect to any Alphasem Group Company or Asset Selling Affiliates under applicable insolvency, reorganization, or similar laws and no events have occurred which would legally require any such case or proceeding.

Except as set forth in Schedule 7.1.3(c), no receiver (including administrative receiver), liquidator, administrator, or similar official has been appointed in respect of any of the Alphasem Group Companies or the Asset Selling Affiliates and no step has been taken for or with a view to the appointment of such a person. As per the Closing and except as set forth in Schedule 7.1.3(c), the Alphasem Group Companies and the Asset Selling Affiliates are not insolvent or unable to pay their debts as they fall due.

7.1.4. Financial statements

(a)	The financial statements set forth in Schedule 7.1.4(a), comprising of:

(i)	The audited financial statements of Alphasem Holding for the years 2004 and 2005 and the unaudited interim financial statements of Alphasem Holding as of May 31, 2006; and

(ii)	the audited financial statements of Alphasem LLC for the years 2004 and 2005 and the unaudited interim financial statements of Alphasem LLC as of May 31, 2006 (the financial statements referred to in Sections 7.1.4(a)(i) and (ii) collectively, the “Swiss Financial Statements”), have been prepared in accordance with the provisions of the Swiss Code of Obligations and the respective articles of incorporation of Alphasem Holding and Alphasem LLC, applied consistently throughout the two fiscal periods. The Swiss Financial Statements are correct and complete when taken as a whole in accordance with the provisions under which they were prepared.

(b)	The financial statements set forth in Schedule 7.1.4(b) comprise of:

(i)	The unaudited balance sheet and statement of earnings of Alphasem Corp. for the years 2004 and 2005 and the unaudited interim balance sheet and income statement of Alphasem Corp. as of May 31, 2006 (such balance sheets and statements having been prepared in accordance with the articles of incorporation of Alphasem Corp. and US GAAP, applied consistently throughout the last two fiscal periods);

(ii)	The balance sheet and statement of profit and loss of Alphasem Korea Ltd. for the year 2004, the report (undated) regarding the financial year 2005 and the unaudited interim balance sheet and income statement of Alphasem Korea Ltd. as of May 31, 2006 (the balance sheet and statement of profit and loss for the years 2004 and 2005 having been prepared in accordance with the articles of incorporation, applicable laws and the interim balance sheet and income statement having been prepared in accordance with US GAAP, applied consistently throughout the last two fiscal periods);

(iii)	The audit report regarding the financial year 2004 and the draft audit report regarding the financial year 2005 of Alphasem Hong Kong and the unaudited balance sheet and income statement of Alphasem Hong Kong as of May 31, 2006 (the financial statements for the financial years 2004 and 2005 having been prepared in accordance with the articles of incorporation and the accounting principles generally accepted in Hong Kong and the interim balance sheet and income statement having been prepared in accordance with US GAAP, applied consistently throughout the last two fiscal periods);

(iv)	The audit report regarding the financial year 2004 and the draft audit report regarding the financial year 2005 of Alphasem Far East (L) Ltd. and the unaudited balance sheet and income statement of Alphasem Far East (L) Ltd. as of May 31, 2006 (the financial statements for the financial years 2004 and 2005 having been prepared in accordance with the articles of incorporation and the applicable approved accounting standards in Malaysia and the interim balance sheet and income statement having been prepared in accordance with US GAAP, applied consistently throughout the last two fiscal periods);

(v)

The draft audit reports regarding the financial years 2004 and 2005 of Alphasem Asia and the unaudited balance sheet and income statement of Alphasem Asia as of May 31, 2006 (the financial statements for the financial years 2004 and 2005 having been prepared in accordance with the articles of incorporation of Alphasem Asia and the provisions of the Singapore Companies Act, Cap 50 and Singapore Financial Reporting Standards and the interim balance sheet and income statement having been prepared in accordance with US GAAP, applied consistently throughout the last two fiscal periods); and

(vi)	The audit reports regarding the financial year 2005 of Alphasem Suzhou and the unaudited balance sheet and income statement of Alphasem Suzhou as of May 31, 2006 (the financial statements for the financial year 2005 having been prepared in accordance with the articles of incorporation of Alphasem Suzhou and the Accounting Standards for Enterprises and the Accounting Regulations for Enterprises and the interim balance sheet and income statement having been prepared in accordance with US GAAP, applied consistently throughout the last fiscal period) (the financial statements referred to in Sections 7.1.4(b)(i) – (vi) collectively, the “Foreign Financial Statements”).

The Foreign Financial Statements have been prepared in accordance with the relevant articles of incorporation and in accordance with relevant local laws and the relevant accounting principles as referred to above, applied consistently throughout the last two – or in the case of Alphasem Suzhou – one fiscal periods. The Foreign Financial Statements are correct and complete when taken as a whole in accordance with the provisions under which they were prepared.

(c)	The financial statements set forth in Schedule 7.1.4(c), comprising of the unaudited consolidated financial statements of the Alphasem Group Companies, SSE Sister Semiconductor Equipment GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) having its registered domicile at Josef-Schuettler-Str. 2 in 78224 Singen (Germany), and the Asset Selling Affiliates for the years 2004 and 2005 and the unaudited interim consolidated financial statements as of May 31, 2006 (the consolidated financial statements referred to in Section 7.1.4(c) collectively, the “Consolidated Financial Statements” and together with the Swiss Financial Statements and the Foreign Financial Statements, the “Financial Statements”), have been prepared in accordance with US GAAP, applied consistently throughout the last two fiscal periods. The Consolidated Financial Statements are correct and complete when taken as a whole in accordance with the provisions under which they were prepared.

(d)	The Financial Statements contain all actual liabilities and all accruals, provisions and reserves that, according to the relevant provisions as set forth in Sections 7.1.4(a), (b) and (c) above should be contained therein. Schedule 7.1.4(d) sets forth the conditional and contingent liabilities (and certain relating documents thereto) of the Alphasem Group Companies and the Asset Selling Affiliates as per June 30, 2006. As of the date hereof, there exist no liabilities of the Alphasem Group Companies or the Assets Selling Affiliates other than those set out in the Financial Statements, with the exception of liabilities which have been incurred in the ordinary course of business since June 1, 2006 and the conditional and contingent liabilities set forth in Schedule 7.1.4(d).

(e)	Kulicke acknowledges that the Consolidated Financial Statements and certain Foreign Financial Statements include information relating to SSE Sister Semiconductor Equipment GmbH and the Asset Selling Affiliates. It is understood by the Parties, that Kulicke shall not be entitled to make any claim with respect to information contained in the Consolidated Financial Statements and those certain Foreign Financial Statements that relate to SSE Sister Semiconductor Equipment GmbH, and that Kulicke shall only be entitled to make a claim with respect to information contained in the Consolidated Financial Statements and those certain Foreign Financial Statements that relate to the Asset Selling Affiliates, if such information affects or is otherwise related to the Alphasem Asia Assets and Liabilities or the Alphasem Suzhou Assets or Liabilities.

7.1.5. Title to and sufficiency of assets

(a)	Title to assets

The Alphasem Group Companies have good title or valid leases (as applicable) to all of the properties and assets reflected in the Financial Statements (except for the assets sold since June 1, 2006 in the ordinary course of business), and such properties and assets owned by the Alphasem Group Companies are held free and clear of any Encumbrances.

Each Asset Selling Affiliate has good title to all of the Alphasem Asia Assets and the Alphasem Suzhou Assets, as applicable, and the Alphasem Asia Assets and the Alphasem Suzhou Assets owned by each Asset Selling Affiliate, as applicable, are held free and clear of any Encumbrances.

(b)	Sufficiency of assets

The assets owned, leased or licensed by the Alphasem Group Companies together with the Alphasem Asia Assets and the Alphasem Suzhou Assets constitute all of the assets, properties and rights necessary to conduct the Alphasem Business as it is currently conducted (taking into account the Excluded Assets and Liabilities, accordingly). The properties and assets necessary for or used in the Alphasem Business (other than the Excluded Assets and Liabilities) are in good operating condition and repair taking into account normal wear and tear.

(c)	Inventory

The inventory on hand on the Closing Date has been accounted for in accordance with applicable generally accepted accounting principles and internal accounting rules, applied consistently with the historical practice of the relevant Alphasem Group Company or Asset Selling Affiliate.

7.1.6.	Accounts receivable

All accounts receivable reflected on the Financial Statements, and all accounts receivable that have arisen since January 1, 2006, arose out of arm’s length transactions actually made in the ordinary course of business. Schedule 7.1.6 contains aged schedules of accounts receivable reflected on the Consolidated Financial Statements. The Parties agree that Schedule 7.1.6 shall be updated as per the Closing Date within five (5) Business Days after the Closing Date.

7.1.7.	Real property

Schedule 7.1.7 sets forth a true and complete list of each of the parcels of real property owned or leased by any Alphasem Group Company or being part of the Alphasem Asia Assets, the Alphasem Suzhou Assets or, as the case may be, being any Transferred Contract (together with any documentary evidence relating to such ownership or lease) (collectively, the “Alphasem Real Property”). The Alphasem Real Property constitutes all of the real property used in the Alphasem Business. Other than as set forth in Schedule 7.1.7, no Alphasem Group Company or, as the case may be, Asset Selling Affiliate has received written notice that materially adversely affects any of the Alphasem Real Property. The Alphasem Group Companies or, as the case may be, Asset Selling Affiliates have (i) with respect to all parcels of real property owned by any of the Alphasem Group Companies or, as the case may be, Asset Selling Affiliates as reflected on Schedule 7.1.7, good and valid title thereto (free and clear of any Encumbrance), and (ii) with respect to all parcels of real property leased by any of the Alphasem Group Companies or, as the case may be, any Asset Selling Affiliate, valid and subsisting lease agreements (with respect to the Asset Selling Affiliates to the extent that the relevant lease agreements are part of the Transferred Contracts). The Alphasem Real Property and its use complies with all material building, zoning and planning requirements and with all servitudes, easements or other Third Party rights.

7.1.8.	Tax matters

Other than as set forth in Schedule 7.1.8:

(a)	All Tax returns, computations, notices and information required to be made, given or filed for any taxation purpose prior to the date hereof or the Closing Date, respectively, by or with respect to any Alphasem Group Company for all tax periods ending on or prior to the date hereof or the Closing Date, respectively, have been or will be timely and completely made, given or filed in accordance with all statutes, regulations and directives taking into account any extension of time granted to or obtained by any Alphasem Group Company and are or will be up to date and correct in all material respects and none of them is the subject of any dispute with the Tax authorities.

(b)	All claims and elections which have been made by any Alphasem Group Company in relation to Taxes are valid and have been made within the statutory time limits, all consents to the surrender of losses, if any, given by any Alphasem Group Company or for the benefit of any Alphasem Group Company have been made within the statutory time limits and none of the claims, elections or surrenders are in dispute in any respect.

(c)	All Taxes of any Alphasem Group Company for which any Alphasem Group Company are liable have been duly paid or have been fully provided for in the Financial Statements for the relevant periods, and no Alphasem Group Company has incurred any liabilities to interest or penalties in respect of them (insofar as such Taxes ought to have been paid).

(d)	The Alphasem Group Companies have not entered into any agreement to pay, to reimburse or to indemnify any Person (including any Tax authority) in respect of any Tax liability of any other Person.

(e)	None of the Alphasem Group Companies is subject to any Tax ruling.

7.1.9.	Material Adverse Effect

In the period between January 1, 2006 and the Closing, no Alphasem Group Company or Asset Selling Affiliate has suffered any Material Adverse Effect and no event or condition of any character has occurred that might have a Material Adverse Effect. Since January 1, 2006 and other than as set forth in Schedule 7.1.9, the Alphasem Group Companies and Asset Selling Affiliates have conducted the Alphasem Business only in the ordinary course of business.

7.1.10.	Material contracts

Schedule 7.1.10 sets forth a true and complete list (together with any documentary evidence relating thereto), as of the date hereof or as of the date indicated in Schedule 7.1.10 or below, of each of the following types of Contracts to which any Alphasem Group Company or Asset Selling Affiliate (with respect to the latter only to the extent that the relevant Contract qualifies also as a Transferred Contract) is a party (each, a “Material Contract”):

(a)	Any Contract involving the future performance of services or the future delivery of products by any Alphasem Group Company or relating to the Alphasem Asia Business and the Alphasem Suzhou Business being transferred to Kulicke of an amount in excess of USD 300,000 (in words: three hundred thousand United States Dollars) or its foreign currency equivalent as of the date of this Agreement;

(b)	any Contract containing a profit sharing agreement (other than with employees) or any Contract involving future annual expenditures of any Alphasem Group Company or relating to the Alphasem Asia Business and the Alphasem Suzhou Business being transferred to Kulicke in excess of USD 500,000 (in words: five hundred thousand United States Dollars) or is foreign currency equivalent as of the date of this Agreement;

(c)	any Contract specific to any Alphasem Group Company or relating to the Alphasem Asia Business and the Alphasem Suzhou Business being transferred to Kulicke with any union or other collective bargaining group representing employees of any Alphasem Group Company or Asset Selling Affiliate;

(d)	any Contract with regard to joint-ventures and partnerships with an exposure exceeding USD 100,000 (in words: one hundred thousand United States Dollars) (exposure for the purposes of this Section 7.1.10(d) shall mean the costs of immediate termination);

(e)	any Contract containing change of control clauses or covenants, obligations or undertakings that materially restrict the future business activity of any Alphasem Group Company or with respect to the Alphasem Asia Business and the Alphasem Suzhou Business being transferred to Kulicke; and

(f)	any real or personal property lease Contract involving future liability for annual rental payments in excess of USD 50,000 (in words: fifty thousand United States Dollars) or its foreign currency equivalent as of the date of this Agreement.

Except as set forth in Schedule 7.1.10, each Material Contract is in full force and effect and constitutes legal, valid and binding obligations of the Alphasem Group Company that is a party thereto or, as the case may be and immediately prior to the Closing, Alphasem Asia or Alphasem Suzhou and, to Dover’s Knowledge, any Third Party thereto, and their validity or enforceability has not been legally contested in writing. Except as set forth in Schedule 7.1.10, each Alphasem Group Company or, as the case may be and immediately prior to the Closing, Alphasem Asia or Alphasem Suzhou is in compliance in all material respects with all terms and requirements of each Material Contract to which it is a party. The transactions contemplated by this Agreement will not give any party a right to terminate or amend any such Material Contract and none of the parties to any such Material Contract has delivered a notice of termination or has communicated its intention to terminate or not to renew any such Material Contract at its expiration and no such termination is expected as a result of this Agreement and the transactions contemplated hereunder.

7.1.11.	Employment and pension fund matters

(a)	Employment matters

Except for employment contracts listed or contained in Schedule7.1.11(a), each contract of employment to which any Alphasem Group Company is a party can be terminated by such company without damages or compensation (other than as payable by law) by giving at any time only the minimum statutory notice period applicable to the relevant contract. Except for employment contracts listed or contained in Schedule 7.1.11(a), no Alphasem Group Company has any employment agreement which provides for the payment of annual base wages or salaries in excess of USD 150,000 (in words: one hundred fifty thousand United States Dollars) or the foreign currency equivalent as of the date of this Agreement.

Other than as set forth in Schedule 7.1.11(a), no employee of the Alphasem Group Companies has any contractual rights under its existing employment agreement with the relevant Alphasem Group Company in connection with a change of control or with the signing of this Agreement or the consummation of the transactions contemplated hereunder, and none of the Alphasem Group Companies has agreed to pay any stay-on bonus or similar payment.

Schedule 7.1.11(a) lists the employees of Alphasem Holding or Alphasem LLC which have, as per August 31, 2006, a long-term or short-term working time balance in excess of one hundred (100) hours. Schedule 7.1.11(a) further lists the employees of Alphasem Holding or Alphasem LLC which have, as per August 31, 2006, a remaining holiday balance in excess of twenty (20) days. Neither Alphasem Holding nor Alphasem LLC has received on the date thereof any claim for overtime work or holidays exceeding the respective provisions made by these companies in the relevant financial statements as.

(b)	Pension fund matters

All pension fund or similar payments due by the Alphasem Group Companies or the Asset Selling Affiliates in favour of their employees under applicable laws or any pension plans (the “Employee Pension Plans”) for any accounting period ending before the Closing have been fully paid or have, in accordance with applicable generally accepted accounting principles and internal accounting rules, been fully provisioned and such Employee Pension Plans are in compliance with applicable laws. All contributions required to be made by law or under the terms of any such Employee Benefit Plans until the Closing Date have been timely made or have, in accordance with applicable generally accepted accounting principles and internal accounting rules, been fully provisioned. On the basis of and compared to the funding requirements of any plan regulations or applicable laws, none of the Employee Pension Plans has any accumulated funding deficiency for the coverage of which the Alphasem Group Companies are liable. Schedule 7.1.11(b) contains a list of all Employee Pension Plans which are not required by law (together with any documentary evidence relating thereto) to which the employees of the Alphasem Group Companies as well as the employees of the Asset Selling Affiliates are subject to.

7.1.12.	Intellectual property rights

(a)

As of the date hereof, all patents, trademarks, logos, copyrights, business names, trade names, domain names, designs and other similar rights, together with all applications for any of the foregoing (the “Intellectual Property Rights”) of the Alphasem Group Companies or the Asset Selling Affiliates used in connection with the Alphasem Business are owned by or duly licensed to any Sold Company, any Alphasem Holding Subsidiary or, as the case may be, any Asset Selling Affiliate

(to the extent that with respect to any such rights owned by or duly licensed to any Asset Selling Affiliate, such rights are to be transferred to Kulicke as part of the Alphasem Asia Assets or Alphasem Suzhou Assets or, as the case may be, Transferred Contracts). Except as set forth in Schedule 7.1.12(a), no such company, subsidiary or, as the case may be, Asset Selling Affiliate has transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property Rights with respect to any other Person (other than, as the case may be, any Sold Company or Alphasem Holding Subsidiary and with respect to any Asset Selling Affiliate to the extent only that the respective Intellectual Property Rights shall be transferred to Kulicke as part of the Alphasem Asia Assets or the Alphasem Suzhou Assets). Schedule 7.1.12(a) sets forth a true and complete list of the patents and trademarks owned by or duly licensed to any Sold Company or any Alphasem Holding Subsidiary or any Asset Selling Affiliate and used in connection with the Alphasem Business (and – with respect to any patents and trademarks owned by or duly licensed to any Asset Selling Affiliate – transferred to Kulicke as part of the Alphasem Asia Assets or the Alphasem Suzhou Assets or, as the case may be, Transferred Contracts). The Intellectual Property Rights are free of any Third Party rights or Encumbrance (except as disclosed in Schedule 7.1.12(a)). Schedule 7.1.12(a) further contains copies of all Intellectual Property Rights licence agreements to which any Sold Company or any Alphasem Holding Subsidiary or any Asset Selling Affiliate is a party (with respect to the latter only to the extent the relevant agreements also qualify as Transferred Contracts).

(b)	Except as otherwise set forth in Schedule 7.1.12(a) and as of the date hereof, neither Dover nor any of its Affiliates has received any notice in writing of an infringement of any Intellectual Property Right or violation of any intellectual property right of any Third Party. Except as otherwise set forth in Schedule 7.1.12(a) and as of the date hereof, there has been no claim presented in writing whether for infringement, violation or otherwise by any Third Party which relates to the use of the Intellectual Property Rights in connection with the Alphasem Business. All annuities, royalties, license, maintenance, application, registration and renewal fees relating to the Intellectual Property Rights of the Alphasem Group Companies used in connection with the Alphasem Business have been timely paid and all other steps which are required for their maintenance have been taken.

7.1.13.	Litigation

Except as set forth in Schedule 7.1.13 and as of the date hereof, none of the Alphasem Group Companies or Asset Selling Affiliates is involved in, whether as plaintiff or defendant or other party, or, to Dover’s Knowledge, threatened in writing with or threatening in writing, any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration (a “Claim”) which has not been adequately provisioned in the Financial Statements and whose relevant amount in dispute, individually or in the aggregate, exceeds USD 100,000 or which would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with the transactions contemplated hereby. To Dover’s Knowledge, there are no facts or circumstances which are reasonably likely to give rise to such a Claim.

7.1.14.	Compliance with laws and regulations

(a)	To Dover’s Knowledge and other than as set forth in this Agreement, the Alphasem Group Companies and – to the extent relevant for the transfer and assignment of the Alphasem Asia Business and the Alphasem Suzhou Business – the Asset Selling Affiliates are in material compliance with all applicable laws, regulations, ordinances, reporting and licensing requirements and decrees or orders of any governmental entity applicable to them. The Alphasem Group Companies and – to the extent relevant for the transfer and assignment of the Alphasem Asia Business and the Alphasem Suzhou Business – the Asset Selling Affiliates have complied with all applicable anti-trust and competition laws in any jurisdiction, and the Alphasem Group Companies and – to the extent relevant for the transfer and assignment of the Alphasem Asia Business and the Alphasem Suzhou Business – the Asset Selling Affiliates are not engaged in any activities that directly or indirectly involve any payments which are illegal under any applicable laws, be it to customers or any other Third Party.

(b)	To Dover’s Knowledge, no director or officer of any Alphasem Group Company and no employee of the Asset Selling Affiliates is subject to any business-related criminal investigation or has a business-related criminal record.

7.1.15.	Environmental matters, health and safety

Except as disclosed in Schedule 7.1.15, the properties and facilities that are owned by the Alphasem Group Companies or that are part of the Alphasem Asia Assets or the Alphasem Suzhou Assets materially comply and have materially complied with all applicable environmental laws, regulations, decrees and orders. The properties and facilities that are owned by the Alphasem Group Companies or that are part of the Alphasem Asia Assets or the Alphasem Suzhou Assets are free from any pollution of the soil, ground water, air or any other environmental pollution for the removal or decontamination of which any Alphasem Group Company could be held liable or which could affect the use of any properties and facilities being part of the Alphasem Asia Assets or the Alphasem Suzhou Assets, in each case other than the soil, groundwater contamination, air or any other environmental pollution set forth in Schedule 7.1.15.

7.1.16.	Product warranty and product liability

Schedule 7.1.16 sets forth the aggregate costs to the Alphasem Group Companies and the Asset Selling Affiliates of performing product warranty obligations for the current fiscal year through May 31, 2006. Since June 1, 2006, the Alphasem Group Companies and the Asset Selling Affiliates have not changed in any material respect the scope of their contractual obligations for warranties with respect to the return, repair or replacement of products manufactured or sold by the Alphasem Group Companies and the Asset Selling Affiliates. Except as set forth on Schedule 7.1.16, none of the products currently manufactured or sold by the Alphasem Group Companies and the Asset Selling Affiliates has been the subject of any campaign for replacement, field fix, retrofit, modification or recall.

7.1.17.	Insurance

Taking into account Dover’s risk policy as a whole and on a group level, the Alphasem Group Companies and the Asset Selling Affiliates are adequately insured with responsible insurers in respect of their properties, assets and businesses against risks normally insured against by companies of the same size and in the same line of business as the Alphasem Group Companies and the Asset Selling Affiliates.

The relevant insurance policies are in full force and effect in accordance with their terms and will remain in full force and effect until the Closing Date. None of the Alphasem Group Companies or Asset Selling Affiliates is – to the extent it is a policyholder – in default with respect to any material provision of any such policies. There are no pending claims under such insurance policies exceeding USD 100,000 (in words: one hundred thousand United States Dollars), except as set forth in Schedule 7.1.17. Each Alphasem Group Company and Asset Selling Affiliate has paid all insurance premiums when due and has performed all of its respective obligations under all insurance policies with respect to which it is a policyholder, and Dover has paid all insurance premiums when due and has performed all of its respective obligations under all insurance policies under which any Alphasem Group Company or Asset Selling Affiliate is covered, but with respect to which such company is not a policy holder.

7.1.18.	Licenses and permits

Except as set forth in Schedule 7.1.18, each Alphasem Group Company and Asset Selling Affiliate has all material governmental licenses, permits and authorizations necessary to conduct its business as presently conducted, and all such licenses, permits and authorizations are in full force and effect and have been and are being complied with in all material respects. Except as set forth in Schedule 7.1.18, no material governmental licenses, permits and authorizations held by any Alphasem Group Company or Asset Selling Affiliate and necessary to conduct its business as presently conducted, will automatically terminate because of the transactions contemplated under this Agreement.

7.1.19.	IT assets

Schedule 7.1.19 contains a true and complete list of all material computer software, middleware and information technology systems or equipment as well as all material associated documentation used and/or needed in connection with the operation of the Alphasem Business as currently conducted (collectively, the “IT Assets”). The Alphasem Group Companies or, to the extent the IT Assets qualify also as Alphasem Asia Assets or Alphasem Suzhou Assets and as per the Closing, Alphasem Asia and Alphasem Suzhou have sufficient rights to use the IT Assets, and the right to use the IT Assets will survive unchanged the consummation of the transactions contemplated herein.

The IT Assets operate and perform in accordance with the associated documentation, applicable functional specifications and/or otherwise as required by the Alphasem Group Companies or, to the extent the IT Assets qualify also as Alphasem Asia Assets or Alphasem Suzhou Assets and as per the Closing, Alphasem Asia and Alphasem Suzhou in connection with the operation of the Alphasem Business. To Dover’s Knowledge, no person has gained unauthorized access to any IT Assets.

7.1.20.Related	party transactions; no claims by Dover or its Affiliates

Schedule 7.1.20 contains a true and complete list (together with any documentary evidence relating thereto) as of the date hereof of all agreements and undertakings of each Alphasem Group Company or Asset Selling Affiliate on the one side and (i) Dover or any of its Affiliates (other than the Alphasem Group Companies and Asset Selling Affiliates) and/or (ii) any current employee or director (Verwaltungsrat) or managing director (Geschäftsführer), as the case may be, of Dover, such company or affiliate on the other side which are outside of the ordinary course of business or not at arm’s length. Upon Closing, Dover and its Affiliates will have no claim, contingent or otherwise, direct or indirect, against any Alphasem Group Company or officer or director (Verwaltungsrat) or managing director (Geschäftsführer) thereof and – provided that such officers or directors or managing directors are transferred to Kulicke as part of the transfer to Kulicke of the Alphasem Asia Business or the Alphasem Suzhou Business – of the Asset Selling Affiliates, except as otherwise contemplated in this Agreement, or except as incurred in the ordinary course of business or except as set forth in Schedule 7.1.20.

7.1.21.	Indemnification liabilities

None of the Alphasem Group Companies has outstanding any potential indemnification liabilities relating to representations and warranties given in connection with the sale or other disposition of any subsidiary, division, holding or business, irrespective of whether such representations and warranties were made to the purchaser of such interest or to any Third Party. No such representations or warranties have been the subject of any claim as of the date hereof and no such claim has been threatened in writing by any beneficiary thereof. Each Alphasem Group Company has made adequate provisions in the relevant Financial Statements in accordance with applicable accounting principles for all potential indemnification liabilities relating to such representations and warranties.

7.1.22.	Internal control over financial reporting

The Alphasem Group Companies have disclosed to Kulicke any and all “significant deficiencies” or “material weaknesses” that were determined by or result from the testing performed by the management of the Alphasem Group Companies in accordance with instructions received from Dover and in compliance with the Sarbanes Oxley rules and regulations. Irrespective anything else set forth in this Agreement to the contrary, Dover does not make any representation with respect to the sufficiency of such testing with respect to any Alphasem Group Company on a stand-alone basis.

7.1.23.	Accuracy of information

The Disclosed Documents are true and complete in all material respects (the Parties recognize that in certain instances under the Disclosed Documents summarizing information has been disclosed) and the information disclosed by or on behalf of the Alphasem Group Companies or the Asset Selling Affiliates to Kulicke in the Disclosed Documents is not misleading. The information disclosed by or on behalf of the Alphasem Group Companies or the Asset Selling Affiliates to Kulicke in the Disclosed Documents does not omit to state any facts which, if disclosed to Kulicke, would change in any material respect the contents or scope of the information disclosed in the Disclosed Documents by the Alphasem Group Companies or the Asset Selling Affiliates. Any business plans or budgets as well as any other forward-looking information or documents disclosed (if any) are explicitly excluded from this representation and warranty.

7.1.24.	Contracts outside of the ordinary course of business and not at arm’s length dealings

Except as set forth in Schedule 7.1.24, neither any Alphasem Group Company nor Asset Selling Affiliate (the latter to the extent a Transferred Contract is concerned) is a party to a contract outside of the ordinary course of business or which has been concluded on terms that are not at arm’s length.

7.2.	Representations and warranties of Kulicke

Kulicke hereby represents and warrants to Dover that each of the statements made in this Section 7.2 is true and accurate in all respects, both as at the date hereof and at the Closing Date, unless otherwise specified hereafter.

7.2.1.	Corporate existence, capacity and authority

(a)	Corporate existence and capacity

Kulicke is duly and lawfully incorporated and existing under the laws under which it is organized and has the full corporate capacity and authority to own and use its assets and to conduct its business as the same is currently being conducted. Kulicke has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Kulicke pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)	Authority

The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Kulicke pursuant hereto and the consummation by Kulicke of the transactions contemplated hereby and thereby have been duly authorized by all relevant corporate bodies of Kulicke. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Kulicke pursuant hereto will constitute, valid and binding agreements of Kulicke, enforceable in accordance with their respective terms.

7.2.2.	No violation

The execution of this Agreement does not, and the consummation of the transactions contemplated hereunder will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any law or order applicable to Kulicke, or any provision of the constitutional or organizational documents of Kulicke, or any material contracts or any permits or licenses of Kulicke.

7.2.3.	Investment intent

Kulicke is acquiring and, as relevant, assumes the Shares and the Alphasem Asia Business as well as the Alphasem Suzhou Business for investment purposes and not with a view toward any resale or distribution or transfer of any of the Shares or the Alphasem Asia Business or the Alphasem Suzhou Business or any beneficial interest in the Shares or such assets, liabilities or contracts.

7.2.4.	Designated Buyers

The representations and warranties contained in Sections 7.2.1 to 7.2.3 above are true and correct with respect to each Designated Buyer (if any). For the purposes of this Section 7.2.4, the term “Kulicke” in each of the representations and warranties contained in Sections 7.2.1 to 7.2.3 above shall be deemed to be replaced with the term “Designated Buyer”.

7.3.	No other representations and warranties

(a)	The representations and warranties of Dover as set forth in Section 7.1 above are the sole and exclusive representations and warranties made by Dover in respect of the subject matter of this Agreement, and no other representations or warranties are made by Dover or relied upon by Kulicke, whether expressed or implied, whether based on agreement, law or any other ground, other than those explicitly made in Section 7.1 above.

(b)	The representations and warranties of Kulicke set forth in Section 7.2 above are the sole and exclusive representations and warranties made by Kulicke in respect of the subject matter of this Agreement, and no other representations or warranties are made by Kulicke or relied upon by Dover, whether expressed or implied, whether based on agreement, law or any other ground, other than those explicitly made in Section 7.2 above.

8.	REMEDIES IN CASE OF MISREPRESENTATION OR BREACH OF WARRANTY

8.1.	Remedies and time limitations exclusive

The remedies set forth in this Section 8 shall be in lieu of and supersede any remedies provided for or available under applicable laws for or in connection with a misrepresentation or breach of warranty, and the Parties waive, to the fullest extent possible under mandatory provisions of applicable laws, any such other remedies not set forth in this Section 8. In particular, no statutory examination or notification requirements shall apply to this Agreement and the provisions set forth in this Section 8 shall supersede the provisions of Articles 201 and 210 CO (other than Article 210 par. 3 CO) which shall not be applicable to this Agreement.

8.2.	Remedies

In the event of a breach of the representations and warranties set forth in Section 7.1 above by Dover, provided that such breach has been notified by Kulicke in accordance with Sections 8.3 and 8.4 below, Dover shall, subject to the exclusions and limitations set forth in Section 8.5 below:

(a)	Have the right, within thirty (30) Business Days from receipt by it of the Notice of Breach, to put the Alphasem Group Companies or, as the case may be, the Alphasem Asia Business or the Alphasem Suzhou Business to be transferred to Kulicke in the position in which they or, as the case may be, such businesses would be, had no such misrepresentation or breach of warranty occurred; and

(b)

to the extent that such remedy cannot be effected or is not effected within such period of time, pay to Kulicke or, at the reasonable election of Kulicke, any Alphasem Group Company, an amount which is necessary to put the Alphasem Group Companies or, as the case may be, the assets, liabilities and contracts comprising the Alphasem Asia Business or the Alphasem Suzhou Business to be transferred to Kulicke in a position in which they or, as the case may be, such businesses would be, had no such misrepresentation or breach of warranty occurred (it being understood that such amount shall include indemnification for any and all costs, damages, reasonable expenses, losses and liabilities, but shall not include any incidental damages, consequential damages, lost profits, punitive damages, damages arising from changes in any law or any accounting policy occurring after the date of this Agreement or damages based upon diminution in the value of any Alphasem Group Company or the Alphasem Business). With respect to a breach of the representations and warranties made in Sections 7.1.3, 7.1.5 and 7.1.12 – 7.1.15, damages may include the consideration of lost profits, provided such breach, wholly or partly, prohibits the conduct of the Alphasem Business (other than relating to the Discovery product line) in the ordinary course as previously conducted. For the purposes of calculating damages for lost profits, the period is not to exceed eighteen months.

8.3.	Term of representations and warranties

(a)	The representations and warranties of Dover set forth in Section 7.1 above shall expire:

(i)	With respect to the representations and warranties made in Section 7.1.3 as from the tenth (10th) anniversary of the Closing Date;

(ii)	with respect to the representations and warranties made in Section 7.1.8 as from the later of three (3) months after the assessment for the relevant Taxes has been determined and become legally binding (rechtskräftig festgesetzt) or one (1) month after the expiration of the relevant statute of limitations;

(iii)	with respect to the representations and warranties made in Section 7.1.15 as from the third (3rd) anniversary of the Closing Date; and

(iv)	with respect to all other representations and warranties made in this Agreement as from eighteen (18) months after the Closing Date.

(b)	The time periods set forth in Section 8.3(a) above shall be deemed complied with if Dover receives a Notice of Breach within such time periods. If Dover does not receive a Notice of Breach within the time periods set forth in Section 8.3(a), any claim of Kulicke for breach of the respective representations and warranties shall be precluded and forfeited (verwirkt).

8.4.	Notice of breach

(a)	Should Kulicke detect any misrepresentation or breach of warranty or should a Third Party Claim be raised, Kulicke shall, within thirty (30) days from having obtained reasonable knowledge of the circumstances of such misrepresentation or breach of warranty or of a Third Party Claim, deliver to Dover a notice in writing describing the facts and the claim in reasonable detail, including quantification to the extent then known (the “Notice of Breach”). The failure by Kulicke to deliver a Notice of Breach within such period of time shall not exclude the liability of Dover. Dover’s liability shall, however, be reduced accordingly or, as the case may be, excluded altogether, if a damage has been caused or aggravated by virtue of Kulicke’s failure to give timely notice in accordance with this Section 8.4(a).

(b)	If Dover has received a Notice of Breach in accordance with Section 8.4(a) within the time periods set forth in Section 8.3(a), and Dover

(i)	has disputed such breach or claim in writing within thirty (30) days from having received the Notice of Breach or

(ii)	in Kulicke’s view has failed to put the Alphasem Group Companies or, as the case may be, the assets, liabilities and contracts comprising the Alphasem Asia Business or the Alphasem Suzhou Business to be transferred to Kulicke in the position in which it would be, had no such misrepresentation or breach of warranty occurred within sixty (60) days from receipt by them of the Notice of Breach,

Kulicke shall, within a period of one hundred (100) days from the last day of the applicable term of the relevant representation and warranty as set forth in Section 8.3 above, initiate arbitral proceedings in accordance with Section 12.2 below in respect of the relevant claim. It is understood between the Parties that Dover’s liability shall be reduced accordingly or, as the case may be, excluded altogether, if a damage has been caused or aggravated by virtue of Kulicke’s failure to initiate arbitral proceedings in accordance with Section 12.2 below in respect of said claim within a reasonable period of time after the receipt by Kulicke of Dover’s notice of dispute as set forth in Section 8.4(b)(i) above or, as the case may be, within a reasonable period of time after the last day of Dover’s remedy period as set forth in Section 8.4(b)(ii) above. Should Kulicke not initiate arbitral proceedings in accordance with this Section 8.4(b) and as set forth Section 12.2 below, then the respective claims of Kulicke for misrepresentation or breach of warranty shall be precluded and forfeited (verwirkt).

8.5.	Limitations

8.5.1.	Disclosed information

Subject to Section 8.5.4 below, the obligation of Dover to remedy a misrepresentation or breach of warranty shall be excluded if and to the extent that any matter, fact or circumstance that would otherwise give rise to a misrepresentation or breach of warranty has been fairly and adequately disclosed to Kulicke:

(i)	In this Agreement; or

(ii)	in the schedules to this Agreement (together, the “Disclosed Documents”).

Other than with respect to any matter, fact or circumstance disclosed in the Disclosed Documents, the application of Art. 200 CO shall be excluded.

8.5.2.	Financial benefits, etc.

The liability of Dover for any claim of Kulicke shall further be limited or reduced:

(a)	If and to the extent that such claim has been taken into account in the determination of the Final Purchase Price or Kulicke would otherwise recover under this agreement from Dover more than once in respect of the same damage suffered, or the same facts or circumstances;

(b)	if and to the extent that such claim is covered by any specific provision or any general provision made for this specific category of claim in the Financial Statements relating to such claim;

(c)	if and to the extent that any costs, damages and expenses are recoverable from a Third Party (including, without limitation, an insurer), after deduction of all direct costs and expenses incurred in making such recovery (including reasonable attorneys’ fees);

(d)	if and to the extent that, as a result of such a claim or the facts underlying such claim, any Tax payable by any Alphasem Group Company is or will be reduced, provided that if and to the extent any Tax saving arises in the future, such saving is discounted accordingly; and

(e)	if and to the extent that such claim has been caused or increased by a failure of Kulicke or any of its Affiliates to comply with the duty to mitigate the damage caused by a misrepresentation or breach of warranty.

8.5.3.	De minimis, threshold and cap

Subject to Section 8.5.4 below, Dover shall be liable for any claim of Kulicke under or in connection with Section 8.2 only:

(a)	If such claim on a stand-alone basis exceeds the amount of USD 20,000 (in words: twenty thousand United States Dollars);

(b)	if and to the extent all claims of Kulicke under this Agreement taken together reach or exceed USD 250,000 (in words: two hundred fifty thousand United States Dollars) in the aggregate, it being understood that such amount shall be deducted from Kulicke’s total claims (i.e., Dover shall be liable only to the extent such claims exceed USD 250,000 (in words: two hundred fifty thousand United States Dollars));

(c)	the maximum aggregate liability of Dover, other than as set forth in Sections 8.5.3(d) and (e) below, shall be USD 15,000,000 (in words: fifteen million United States Dollars);

(d)	the maximum aggregate liability of Dover for any breach of the representations and warranties made in Section 7.1.3 shall be USD 30,000,000 (in words: thirty million United States Dollars);

(e)	the maximum aggregate liability of Dover for any breach of the representations and warranties made in Section 7.1.15 above and under Section 9.7 below shall – subject to the following sentence – be USD 30,000,000 (in words: thirty million United States Dollars). Any liability of Dover under Section 7.1.15 above and under Section 9.7 below shall be excluded with respect to any remediation work conducted by Kulicke or its Affiliates on the Berg Real Property if such remediation work was not required by the competent authorities in a final and enforceable decision, or if such remediation work was not required in order to continue the Alphasem Business in the ordinary course.

8.5.4.	Exceptions from limitations

The limitations of liability in Section 8.5.3 and in Section 8.5.2 above shall not apply in the case of fraud (Betrug), wilful misrepresentation or wilful deception (vorsätzliche Täuschung) or gross negligence on the part of Dover or its Affiliates.

8.6.	Third party claims

8.6.1.	Notice

In order for a Party seeking remedial relief under Section 8 of this Agreement (an “Indemnified Party”) to be entitled to any such relief arising out of or involving a claim or demand made by any Third Party, including any governmental entity, (a “Third Party Claim”), the Indemnified Party must provide a notice (the “Indemnification Notice”) to the Party from whom remedial relief is sought (the “Indemnifying Party”) relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including all court papers, received by the Indemnified Party relating to the Third Party Claim. The failure by the Indemnified Party to deliver an Indemnification Notice within the prescribed period of time, shall not relieve the Indemnifying Party from its indemnification obligations. The Indemnified Party’s indemnification obligations shall, however, be reduced accordingly or, as the case may be, excluded altogether, if a damage has been caused or aggravated by virtue of the Indemnified Party’s failure to give timely notice in accordance with this Section 8.6.1.

8.6.2.	Defence

(a)	If a Third Party Claim is made against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defence thereof, it being understood, however, that the Indemnified Party shall control such defence. If the Indemnified Party so agrees upon request of the Indemnifying Party, the Indemnifying Party may assume the defence, to the extent permissible under the applicable procedural rules and regulations, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.

(b)

The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defence of the Third Party Claim. If the Indemnifying Party assumes in accordance with Section 8.6.2(a) above, the defence of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for the reasonable fees and expenses of counsel subsequently incurred by the Indemnified Party in connection with the defence thereof, but the Indemnified Party shall have the right to participate, to the extent permissible under the applicable procedural rules and regulations, in the defence and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying

Party, it being understood, however, that the Indemnifying Party shall control such defence. The Indemnifying Party shall not compromise or settle such Third Party claim, or consent to the entry of judgment with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, such consent not unreasonably be withheld.

(c)	If the Indemnifying Party assumes the defence of any Third Party Claim, then the Parties shall cooperate in the defence or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records that are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)	If the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, has not assumed the defence of such Third Party Claim, or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to defend, compromise or settle such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim, provided, however, that the Indemnified Party shall not compromise or settle such Third Party Claim or consent to the entry of judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not unreasonably be withheld.

8.7.	Remedies of Dover

In the event of a misrepresentation or a breach of warranty set forth in Section 7.2 above by Kulicke, provided that such breach has been notified by Dover in analogy to Section 8.4 above, Kulicke shall:

(a)	Have the right, within thirty (30) Business Days from receipt by it of the Notice of Breach, to put Dover in the position in which it would be, had no such misrepresentation or breach of warranty occurred; and

(b)

to the extent that such remedy cannot be effected or is not effected within such period of time, pay to Dover an amount which is necessary to put Dover in a position in which it would be, had no such misrepresentation or breach of warranty occurred (it being understood that such amount shall include indemnification for any and all costs, damages, reasonable expenses, losses and liabilities, but shall not include any incidental damages, consequential damages, lost profits, punitive damages, damages arising from changes in any law or any accounting policy occurring after the date of this Agreement or damages based upon diminution in the value).

(c)	The representations and warranties of Kulicke as set forth in Section 7.2 above shall be valid for a period of eighteen (18) months from the Closing Date.

9.	CERTAIN INDEMNITIES

9.1.	In general

Dover shall indemnify the Alphasem Group Companies and their Affiliates and hold them harmless, subject to the exclusions and limitations set out in this Section 9, against any and all costs, damages, reasonable expenses, losses and liabilities (but not against any incidental damages, consequential damages, lost profits, punitive damages, damages arising from changes in any law or any accounting policy occurring after the date of this Agreement or damages based upon diminution in the value of any Alphasem Group Company or the Alphasem Business) incurred or suffered by the Alphasem Group Companies and their Affiliates resulting from the matters described in Sections 9.2 – 9.5 below. Upon Closing, Kulicke shall cause the Alphasem Group Companies and their Affiliates to use reasonable efforts to mitigate risk and costs, failing of which claims under this indemnity shall be reduced or excluded altogether if and to the extent the Alphasem Group Companies and/or their Affiliates failed to use such reasonable best efforts to mitigate risk and costs.

9.2.	With respect to the sale of DEK International Ltd. liab. Co

Schedule 9.2 contains the relevant rulings (collectively, the “DEK-Rulings”) obtained by Alphasem Holding from the Federal Tax Administration and the Tax Administration of the Canton of Thurgau with respect to the sale of DEK International Ltd. liab. Co, having its registered domicile at Hardturmstrasse 101 in 8005 Zurich (Switzerland) and being a wholly-owned subsidiary of Alphasem Holding, to Dover Switzerland. In accordance with this Section 9, Dover shall indemnify the Alphasem Group Companies and their Affiliates and hold them harmless with respect to any Taxes derived from or otherwise directly related to such sale, but only if such taxes are assessed by the relevant governmental authorities in violation of the DEK-Rulings, or if such taxes are based on circumstances directly related to said sale, but not addressed in these rulings.

9.3.	With respect to the conversion of Alphasem Ltd. into a limited liability company (Gesellschaft mit beschränkter Haftung)

The Parties acknowledge that prior to the date hereof, the formerly named Alphasem Ltd., an Alphasem Holding Subsidiary having its registered domicile at Andhausen 52 in 8572 Berg (Switzerland), has become Alphasem LLC by way of a conversion. In accordance with this Section 9, Dover shall indemnify the Alphasem Group Companies and their Affiliates and hold them harmless from any additional Taxes actually incurred that is directly related to the conversion of Alphasem Ltd. into Alphasem LLC.

9.4.	With respect to the Penang representation office

In accordance with this Section 9, Dover shall indemnify the Alphasem Group Companies and their Affiliates and hold them harmless from any additional Taxes actually incurred as well as from any fines and penalties that relate to periods prior to the Closing and are derived from or relate to the legal structure of the representation office of Alphasem Asia Ltd., an Alphasem Holding Subsidiary having its registered domicile in Hong Kong (“Alphasem Hong Kong”), in Penang (Malaysia).

9.5.	With respect to taxes relating to offshore income

In accordance with this Section 9, Dover shall indemnify the Alphasem Group Companies and their Affiliates and hold them harmless from any Taxes actually incurred as well as from any fines and penalties relating to Tax residence or offshore income issues and dealings of Alphasem Hong Kong as well as Alphasem Far East (L) Ltd., an Alphasem Holding Subsidiary having its registered domicile in Labuan (Malaysia), and the representation office of Alphasem Far East (L) Ltd. in Taiwan prior to the Closing.

9.6.	Obligation to cooperate and to support

Kulicke shall and Kulicke shall cause its Affiliates to:

(a)	fully cooperate with Dover in order to minimize any additional Tax with respect to which Dover has, pursuant to Sections 9.2 – 9.5 above, undertaken to indemnify the Alphasem Group Companies and their Affiliates;

(b)	instruct its or their Tax representatives to fully support Dover in connection with the minimization of any such negative tax consequences; and

(c)	notify Dover within seven (7) Business Days after receipt of a Tax assessment indicating any such negative tax consequences. Upon receipt of such notification, Dover shall have the right to (i) cause Kulicke or, as the case may be, the relevant Affiliate of Kulicke to take any legal action against the assessment that Dover deems appropriate (including bringing the case before courts), and (ii) to the extent legally permissible, assume the defence of said assessment (including the right to appoint counsel and to direct the course of action in litigation, and to decide on settlements and means of appeal). Kulicke shall and Kulicke shall cause its Affiliates to fully support Dover in such legal actions and to cause its or their representatives to act according to instructions received from Dover. Any reasonable costs (other than internal costs) incurred by Kulicke or its Affiliates in connection with such legal action shall be borne by Dover.

9.7.	Berg environmental issues

(a)	Dover shall indemnify Kulicke, or at the reasonable election of Kulicke, any Alphasem Group Company or any of their Affiliates, and hold it harmless from any liabilities incurred by any of them to remediate the contamination and other environmental pollution of the real property owned by Alphasem LLC in Berg, (Switzerland) (the “Berg Real Property”) as disclosed in Schedule 7.1.15, in the event that Kulicke, or any of the Alphasem Group Companies or any of their Affiliates is required to remediate any such contamination or pollution with respect to the Berg Real Property (i) by competent authorities in a final and enforceable decision, or (ii) if the remediation work is required in order to continue the Alphasem Business in the ordinary course on the Berg Real Property.

(b)	In addition to the limitations of Section 9.8, the limitations of Section 8.5.3(a), (b), and (e) shall apply to Section 9.7(a).

(c)	The indemnification obligation under this Section 9.7 shall no longer exist as from the third (3rd) anniversary of the Closing Date.

9.8.	Limitations

(a)	The indemnity payments pursuant to this Section 9 shall be subject to the limitations set forth in Section 8.5.2 above. No limitations of liability shall apply in the case of fraud (Betrug), wilful misrepresentation or wilful deception (vorsätzliche Täuschung) or gross negligence on the part of Dover or its Affiliates.

(b)	The indemnifications pursuant to this Section 9 shall expire as from the later of three (3) months after the assessment of the relevant Taxes has been determined and become legally binding (rechtskräftig festgesetzt) or one (1) month after the expiration of the relevant statute of limitations.

9.9.	Indemnification obligations of successors

In the event that Dover or any of its successors or assigns (if any) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Dover shall either (y) cause the indemnification obligations to be acknowledged by the surviving entity which has a net worth at least equal to the net worth of Dover immediately prior to the incidents described above under (i) and (ii), or (z) cause the indemnification obligations to be assumed by an Affiliate that has a net worth at least equal to the net worth of Dover immediately prior to the incidents described above under (i) and (ii).

10.	CERTAIN GUARANTEES WITH RESPECT TO INVENTORY AND ACCOUNTS RECEIVABLE

10.1.	Inventory

Dover guarantees that subject to any general or specific inventory-related reserves, being understood that such reserves shall be applied on an aggregate basis, the inventory as set forth in the Consolidated Financial Statements is fully utilizable within twelve (12) months after the Closing Date, provided that the Alphasem Group Companies continue to conduct the Swissline and Easyline businesses until twelve (12) months after the Closing Date. Kulicke shall notify Dover within thirteen (13) months after the Closing Date of the relevant amount (valued at the book cost as of the Closing Date) of any inventory which has not been utilized within twelve (12) months after the Closing Date, and Dover shall, with respect to such amount and taking into account the reserves as described above, indemnify Kulicke or the Alphasem Group Companies or their Affiliates within thirty (30) days after delivery of such notice to Dover and after Dover shall have been granted access by Kulicke or the Alphasem Group Companies or their Affiliates, as the case may be, to the relevant inventory storage rooms and buildings, the management, records and documents and any other information relating or otherwise connected to the inventory which has not been utilized.

10.2.	Accounts receivable

(a)	Dover guarantees that net of any general or specific reserves related to accounts receivable, being understood that such reserves shall be applied on an aggregate basis, shown in the Consolidated Financial Statements or on the accounting records of the Alphasem Group Companies as of the Closing Date or transferred as part of the Alphasem Asia Business and the Alphasem Suzhou Business, the accounts receivable contained in Schedule 7.1.6 which are outstanding vis-à-vis Third Parties are fully collectible within two hundred and ten (210) days after the Closing Date; provided that the Alphasem Group Companies and/or Kulicke and/or any of their Affiliates have, after the Closing Date, made efforts and exercised a level of care in trying to collect the relevant accounts receivables customary and in compliance with past practice and the principles of a prudent business person in like circumstances and taking into account the specific contractual relationship with the respective Third Party.

(b)

If, despite the due efforts and level of care as set forth in the preceding paragraph, Kulicke or the Alphasem Group Companies or their Affiliates, as relevant, have not collected the net carrying value of said accounts receivable within the specified time period, Kulicke or the Alphasem Group Companies or their Affiliates, as relevant, shall sell and assign to Dover, and Dover shall accept such assignment and purchase, any such uncollected accounts receivable for an amount equal to their respective net carrying value (taking into account any general or specific reserves related to accounts receivable). Kulicke shall notify Dover of the relevant amount of uncollected accounts receivable within two hundred (200) days after the Closing Date and Dover shall purchase such accounts receivable within thirty (30) days after deliver of such notice to Dover; provided, however, that with respect to any accounts receivable re-purchased by Dover in accordance with this Section

10.2(b), Dover shall have been granted access by Kulicke or the Alphasem Group Companies or their Affiliates, as the case may be, to the management, the relevant records and documents and any other information relating or otherwise connected to the re-purchased accounts receivable. Any and all security having been granted by the relevant Third Parties with respect to any re-purchased accounts receivable and generally all other rights related to the respective accounts receivable (including, but not limited to, the right to repossess the equipment) shall be transferred to Dover together with and at the same time of the re-purchase; provided that Dover shall not exercise any such rights, including the right to repossess equipment, in a manner inconsistent with past practice of the Alphasem Group Companies in the twenty-four (24) months prior to the Closing Date.

10.3.	Utilization of unused reserves

Any obligation of Dover to indemnify Kulicke or the Alphasem Group Companies or their Affiliates as set forth in Section 10.1 above shall be subject to Dover’s right to request the prior utilization of any unused general or specific reserves relating to accounts receivable (i.e., the unutilized portion of such reserves shall be applied to Section 10.1 above accordingly, in order to determine whether there is a claim for indemnification under Section 10.1 above). Any obligation of Dover to re-purchase from Kulicke or the Alphasem Group Companies or their Affiliates uncollected accounts receivable as set forth in Section 10.2 above, shall be subject to Dover’s right to request the prior utilization of any unused general or specific inventory-related reserves (i.e., the unutilized portion of such reserves shall be applied to Section 10.2 above accordingly, in order to determine whether there is a claim for indemnification under Section 10.2 above).

10.4.	Limitations and obligations of successors

Sections 9.7 and 9.8 above shall apply mutatis mutandis to the guarantees granted by Dover under this Section 10.

11.	MISCELLANEOUS

11.1.	Non-compete obligation

(a)	Dover and its Affiliates will not compete with Kulicke and the Alphasem Group Companies in the Alphasem Business during a period of two (2) years after the Closing Date (i.e., undertake not to directly or indirectly engage in activities as carried on or undertaken by the Alphasem Group Companies as per the Closing Date, unless lawfully allowed to do so in writing by Kulicke). During this period, neither Dover nor any of its Affiliates shall directly or indirectly invest in, co-operate with, advise or accept any interest of more than 5% in any company, business or business association competing directly or indirectly with the Alphasem Group Companies. If Dover or any of its Affiliates violates the obligation not to compete, Kulicke and/or the respective Alphasem Group Company have the right to claim from Dover or, as relevant, its Affiliates specific performance (Realexecution) with respect to such non-compete obligation.

(b)	The non-compete obligation as set forth in Section 11.1(a) above shall not apply to any business activities of Universal Instruments, Inc. or Hover-Davis, Inc. and/or their respective Affiliates as such business activities are conducted as per the date hereof. In addition and for the avoidance of doubt, the non-compete obligation as set forth in Section 11.1(a) above, shall further no longer apply to Dover or any of its Affiliates after Dover or any of its Affiliates is sold or otherwise dispose from the Dover Corporation group of companies.

11.2.	Confidentiality and announcements

(a)	Without the prior written consent of the other Party, no Party shall disclose to any Third Party and keep in strict confidence this Agreement and its contents or publish any press release or make any announcement in respect of the transactions contemplated by this Agreement, unless any such disclosure, press release or announcement is required under applicable laws or stock exchange regulations or ordered by any competent judicial or regulatory authority or by any competent stock exchange (in which case the Parties shall, to the extent practicable and permissible, consult with each other prior to any such disclosure).

(b)	Upon Closing and subject to any applicable laws or stock exchange regulations or unless ordered by any competent judicial or regulatory authority or by any competent stock exchange to the contrary, Dover and its Affiliates will keep all information about the Alphasem Group Companies and the Alphasem Business confidential for a period of two (2) years after the Closing Date.

11.3.	Assignment

Subject to Section 1.2, no Party shall assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Parties. Dover herewith agrees to the assignment of the claims and rights of Kulicke under this Agreement to any buyer of the entire Alphasem Business, it being understood that Dover’s legal position under this Agreement shall not be altered in any way whatsoever by any such assignment.

11.4.	Entire agreement, amendments

11.4.1.	Entire agreement

This Agreement (including the schedules to this Agreement) and the Disclosure Agreement constitute the entire agreement between the Parties regarding the transactions contemplated hereunder, and supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications, whether oral or in writing, explicit or implied. Irrespective anything stated herein to the contrary and for the avoidance of doubt, the Parties hereby expressly agree that the Disclosure Agreement shall continue to be in full force and effect.

11.4.2.	Schedules

Each schedule referenced herein is hereby incorporated into this Agreement as if set forth in full herein.

11.4.3.	Amendments

No modifications, amendments or supplements to this Agreement shall be valid and binding, unless set forth in a written agreement duly executed by the Parties.

11.5.	No waiver

The failure of any of the Parties to enforce a provision of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any claim for breach of this Agreement by a Party shall not operate as a waiver of any claim pertaining to another, prior or subsequent, breach.

11.6.	Notices

Any notice, request or instruction to be made under or in connection with this Agreement shall be made in writing and be delivered by registered mail, by overnight courier, by facsimile or e-mail (facsimile and e-mail to be confirmed in writing and delivered by registered mail or overnight courier) to the following addresses (or such other addresses as may from time to time be notified in accordance with this Section 10.6):

If to Dover:	Dover Technologies International, Inc.
Attn. Peter Marshall
17542 E. 17th Street, Suite 470
Tustin, CA 92780 (United States of America)

Facsimile no.: +1 717 731 7862
E-mail: pmarshall@dovertechnologies.com

with a copy to:

Lenz & Staehelin
Attn. Stefan Breitenstein Bleicherweg 58 8027 Zurich (Switzerland)

Facsimile no.: +41 44 204 12 00
E-mail: stefan.breitenstein@lenzstaehelin.com

If to Kulicke:	Kulicke and Soffa Industries Inc.
Attn. Chief Financial Officer
1005 Virginia Drive

Fort Washington, PA 19034 (United States of America)

Facsimile no.: +1 215 784 6181
E-mail: mcarson@kns.com

with a copy to:

Bär & Karrer
Attn. Dr. Rolf Watter / Dr. Ralph Malacrida
Brandschenkestrasse 90
8027 Zurich (Switzerland)

Facsimile no.: +1 58 261 50 00
E-mail: r.watter@baerkarrer.ch
r.malacrida@baerkarrer.ch

Any notice, request or instruction made under or in connection with this Agreement shall be deemed to have been delivered on the Business Day on which it has actually been received by the recipient thereof, if sent by fax or e-mail, if received by registered mail or overnight courier.

11.7.	Costs, expenses and taxes

Except where explicitly stated otherwise in this Agreement, each Party shall bear all costs, expenses and taxes incurred by it in connection with the transactions contemplated by this Agreement, provided that 50% of any stamp transfer or similar tax (Umsatzabgabe) levied on the transfer of the Shares shall be borne by Dover and 50% by Kulicke.

11.8.	Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this Agreement shall not affect the validity and enforceability of any other provision of this Agreement, unless this appears to be unreasonable for any of the Parties.

11.9.	Counterparts

This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.	GOVERNING LAW AND ARBITRATION

12.1.	Governing law

This Agreement shall be governed by and subject to the substantive laws of Switzerland with the exclusion of the Vienna Convention of the International Sale of Goods dated April 11, 1980.

12.2.	Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three, and the seat of the arbitration shall be in Zurich (Switzerland). The arbitral proceedings shall be conducted in English.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Dover Technologies International, Inc.

/s/ Peter Marshall
Name:	Peter Marshall
Title:	Vice-President and Chief Financial Officer

Kulicke and Soffa Industries Inc.

/s/ Maurice Carson
Name:	Maurice Carson
Title:	Vice-President and Chief Financial Officer

Schedule K

DEFINED TERMS

The capitalised terms used in the Agreement shall have the meaning ascribed to them in this Schedule K.

“Adjusted Purchase Price” shall have the meaning as set forth in Section 2.3.3(b).

“Affiliate” shall mean in respect of any Person, any Business Association that (i) exercises Control over such first person or (ii) is under Control by such person; provided, however, for the avoidance of doubt, prior to the Closing, the Alphasem Group Companies shall be deemed Affiliates of Dover, and further provided, however, for the avoidance of doubt, that upon Closing, the Alphasem Group Companies shall be deemed Affiliates of Kulicke. The Parties agree that the Knowles Electronic LLC group of companies shall not be considered Affiliates of Dover.

“Agreement” shall mean this Master Sale and Purchase Agreement (including its schedules) between Dover and Kulicke regarding the sale and purchase of the Shares as well as the Alphasem Asia Business and Alphasem Suzhou Business.

“Alphasem Asia” shall have the meaning as set forth in preamble (D) of the Agreement.

“Alphasem Asia Assets” shall have the meaning as set forth in Section 1.1.2(a)(i).

“Alphasem Asia Business” shall have the meaning as set forth in preamble (H) of the Agreement.

“Alphasem Asia Liabilities” shall have the meaning as set forth in Section 1.1.2(a)(ii).

“Alphasem Business” shall have the meaning as set forth in preamble (F) of the Agreement.

“Alphasem Corp.” shall have the meaning as set forth in preamble (C) of the Agreement.

“Alphasem Corp. Shares” shall have the meaning as set forth in Section 1.1.1(c).

“Alphasem Group Company” or “Alphasem Group Companies” shall have the meaning as set forth in preamble (B) of the Agreement.

“Alphasem Holding” shall have the meaning as set forth in preamble (A) of the Agreement.

“Alphasem Holding Shares” shall have the meaning as set forth in Section 1.1.1(b).

“Alphasem Holding Subsidiaries” shall have the meaning as set forth in preamble (B) of the Agreement.

“Alphasem Hong Kong” shall have the meaning as set forth in Section 9.4.

“Alphasem LLC” shall mean Alphasem LLC (formerly: Alphasem AG) as further specified in Section 7.1.2(e).

“Alphasem Malaysia” shall have the meaning as set forth in Section 1.1.3.

“Alphasem Real Property” shall have the meaning as set forth in Section 7.1.7.

“Alphasem Suzhou” shall mean Alphasem (Suzhou) Co. Ltd. as further specified in preamble (D) of the Agreement.

“Alphasem Suzhou Assets” shall have the meaning as set forth in Section 1.1.2(b)(i).

“Alphasem Suzhou Business” shall have the meaning as set forth in preamble (H) of the Agreement.

“Alphasem Suzhou Liabilities” shall have the meaning as set forth in Section 1.1.2(b)(ii).

“Appraiser” shall have the meaning as set forth in Section 2.3.4(c).

“Asset Selling Affiliates” shall have the meaning as set forth in preamble (D) of the Agreement.

“Berg Real Property” shall have the meaning as set forth in Section

“Business Association” shall mean any corporation, company, association, foundation or other incorporated legal entity (juristische Person) or any general or limited partnership or other non-incorporated organisation (Rechtsgemeinschaft) doing business.

“Business Day” shall mean any day other than a Saturday or Sunday on which banks are generally open for transactions of normal commercial business in Zurich (Switzerland) and the City of New York (United States of America).

“Claim” shall have the meaning as set forth in Section 7.1.13.

“Closing” and “Closing Date” shall have the respective meanings as set forth in Section 4.1.

“Closing Minutes” shall have the meaning as set forth in Section 4.4.

“CO” shall mean the Swiss Code of Obligations (Obligationenrecht) of March 30, 1911 (as amended).

“Consolidated Financial Statements” shall have the meaning as set forth in Section 7.1.4(c).

“Contract” means any written or oral franchise, license, contract, agreement, note, bond, mortgage, indenture, commitment or lease.

“Control” shall be deemed to exist if a Person, alone or jointly with another Person, directly or indirectly, (i) owns more than half of the voting rights of a Business Association, or (ii) is otherwise able to direct the business affairs of a Business Association by virtue of any legal or factual circumstances.

“Designated Buyer” shall have the meaning as set forth in Section 1.2.

“Disclosed Documents” shall have the meaning as set forth in Section 8.5.1 (ii).

“Disclosure Agreement” shall have the meaning as set forth in Section 5.2.

“Dover” shall mean Dover Technologies International, Inc. as further specified on the cover page of the Agreement.

“Dover Global” shall have the meaning as set forth in preamble (C) of the Agreement.

“Dover’s Knowledge” shall mean the actual knowledge of Messrs. Peter Marshall, Claus Lichtenberg, Harald Feuerer, Wolfgang Fischer and Hans-Rudolf Meister.

“Dover Luxembourg” shall mean Dover Luxembourg Finance Sàrl, as further specified in preamble (A) of the Agreement.

“Dover Luxembourg Alphasem Holding Share” shall have the meaning as set forth in Section 1.1.1(a).

“Dover Switzerland” shall mean Dover (Switzerland) Holding LLC, as further specified in preamble (A) of the Agreement.

“Dover Switzerland Alphasem Holding Share” shall have the meaning as set forth in Section 1.1.1(b).

“Employee Pension Plans” shall have the meaning as set forth in Section 7.1.11(b).

“Encumbrance” shall mean any pledge, mortgage, indenture, lien, charge, option, contractual restriction on transfer or enforcement, encumbrance or other security interest or any right of first refusal or pre-emption right, or any approval or consent required from another Person for the exercise or full vesting of a right or title, whether based on agreement or undertaking; provided, however, that the term “Encumbrance” (if used outside the context of the Shares) shall exclude any liens arising by the operation of law or based on ordinary business activities and further provided that the term “Encumbrance”, if used in the context of real property, shall exclude any liens which are apparent from or registered in the relevant real property register or arising by the operation of law.

“Excluded Assets” shall mean any assets which are not defined as Alphasem Asia Assets or Alphasem Suzhou Assets. Without limiting the generality of the foregoing, Excluded Assets shall include particularly the following assets, rights and properties of the Asset Selling Affiliates:

(i)	Any rights in or to any Asset Selling Affiliate’s franchise to be a corporate entity and its charter, corporate seal, minute books, share registers and other corporate records relating to its corporate existence;

(ii)	any equity interest of Alphasem Asia in Alphasem Suzhou;

(iii)	any and all rights of any Asset Selling Affiliate under any Local Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement (if any);

(iv)	any cash and cash equivalents of any Asset Selling Affiliate;

(v)	any assets of the Asset Selling Affiliates that are consumed, sold or disposed of in the ordinary course of business prior to the Closing Date; and

(w)	any refunds or credits with respect to any income Taxes paid or incurred by any Asset Selling Affiliate, together with any related interest received or due from the relevant taxing authority, any prepaid income Taxes of any Asset Selling Affiliate and any other rights to income Taxes of any Asset Selling Affiliate.

“Excluded Liabilities” shall mean any liabilities which are not defined as Alphasem Asia Liabilities or Alphasem Suzhou Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include particularly the following liabilities of the Asset Selling Affiliates:

(i)	Any liabilities relating to any of the Excluded Assets;

(ii)	any intercompany liabilities owed by an Asset Selling Affiliate to an Affiliate of such Asset Selling Affiliate (other than the Alphasem Group Companies), except for those intercompany liabilities arising from an Asset Selling Affiliate’s purchase or sale of products or services in the ordinary course of business; and

(iii)	any liabilities of an Asset Selling Affiliate for any income Taxes.

“Final Purchase Price” shall have the meaning as set forth in Section 2.3.4(e).

“Financial Statements” shall have the meaning as set forth in Section 7.1.4(c).

“Foreign Financial Statements” shall have the meaning as set forth in Section 7.1.4(b)(vi).

“Indemnified Party” and “Indemnifying Party” shall have the respective meanings as set forth in Section 8.6.1.

“Indemnification Notice” shall have the meaning as set forth in Section 8.6.1.

“Intellectual Property Rights” shall have the meaning as set forth in Section 7.1.12(a).

“IT Assets” shall have the meaning as set forth in Section 7.1.19.

“Kulicke” shall mean Kulicke and Soffa Industries Inc. as further specified on the cover page of the Agreement.

“Local Agreement” shall have the meaning as set forth in Section 1.3.1.

“Material Adverse Effect” shall mean any actual change in the business, assets, liabilities, financial position, cash flow, conditions or operations of any of the Alphasem Group Companies and/or with respect to the Alphasem Asia Business and Alphasem Suzhou Business which materially and sustainably (nachhaltig) impairs the value of the Alphasem Business taken as a whole and was not, and could in good faith not be, anticipated by the Parties at the date hereof, excluding any such change that results from (i) any conditions or occurrences affecting the economy in general, (ii) the transactions contemplated by this Agreement or their announcement (if any), or (iii) any facts, matters or circumstances disclosed in the Disclosed Documents. The Parties agree that the changes in the business, assets, liabilities, financial position, cash flow, conditions or operations of any of the Alphasem Group Companies and/or with respect to the Alphasem Asia Business and Alphasem Suhzou Business as reflected in the unaudited financial statements as of May 31, 2006 shall not be considered a Material Adverse Effect.

“Material Contract” shall have the meaning as set forth in Section 7.1.10.

“Net Financial Debt” shall mean consolidated bank debt and other consolidated financial Third Party indebtedness (but excluding payables arising from ordinary trading and service activities) plus inter-company payables, less cash, deposits, marketable securities and liquid and fungible investments (but excluding receivables arising out of ordinary trading and service activities) and inter-company receivables.

“Non-Assignable Asset” shall have the meaning as set forth in Section 1.1.2(d).

“Notice of Breach” shall have the meaning as set forth in Section 8.4(a).

“Party” or “Parties” shall mean, as relevant, any of Dover and/or Kulicke.

“Person” shall mean any individual person (natürliche Person), any corporation, company, association, foundation or other incorporated legal entity (juristische Person), any general or limited partnership or other non-incorporated organization (Rechtsgemeinschaft) doing business, or any state, governmental or other authority administration, entity or body.

“Purchase Price” shall have the meaning as set forth in Section 2.1.

“Purchase Price Adjustment Statement” shall have the meaning as set forth in Section 2.3.1.

“Required Working Capital” shall have the meaning as set forth in Section 2.1.

“Selling Affiliates” shall have the meaning as set forth in preamble (D) of the Agreement.

“Share Selling Affiliates” shall have the meaning as set forth in preamble (C) of the Agreement.

“Shares” shall have the meaning as set forth in Section 1.1.1(c).

“Sold Companies” shall have the meaning as set forth in preamble (C) of the Agreement.

“Swiss Financial Statements” shall have the meaning as set forth in Section 7.1.4(a)(ii).

“Taxes” shall mean any and all national, supranational, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, but not limited to, taxes or other charges on or with respect to income, capital, franchises or other profits, dividends, gross receipts, property, sales, use, capital stock, issuance or transfer of securities, payroll, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Third Party” shall mean any Person other than Dover, Kulicke or their respective Affiliates.

“Third Party Claim” shall have the meaning as set forth in Section 8.6.1.

“Transferred Contracts” shall have the meaning as set forth in Section 1.1.2(c).

“Working Capital” shall have the meaning as set forth in Section 2.1 and shall be prepared with respect to the Alphasem Group Companies and the Alphasem Asia Business and the Alphasem Suzhou Business on the basis of US GAAP principles applied consistently with the historical practice.